SCHEDULE 14A INFORMATION

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STRYKER CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2825 Airview Boulevard

Kalamazoo, MI 49002

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS OF STRYKER CORPORATION

Date:	April 27, 2010

Time:	2:00 p.m., Eastern Time

Place:	Radisson Plaza Hotel & Suites at The Kalamazoo Center, Kalamazoo, Michigan

Items of Business:

•	Elect eight directors;

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010; and

•	Transact any other business that may properly come before the meeting and any adjournment or postponement.

We invite all shareholders to attend the meeting. At the meeting, you will hear a report on our business and have a chance to meet our directors and executive officers. Our Annual Report on Form 10-K for the year ended December 31, 2009 and our 2009 Annual Review are enclosed.

Only shareholders of record on March 1, 2010 may vote at the meeting.

Your vote is important. Please vote your shares promptly. To vote your shares, you may use the internet or call the toll-free telephone number as described on your proxy card or complete, sign, date and return your proxy card.

Thomas R. Winkel

Vice President and Secretary

March 19, 2010

Important Notice Regarding Availability of

Proxy Materials for the Shareholders Meeting

on April 27, 2010

The proxy statement, our 2009 Annual Report on Form 10-K, our 2009 Annual Review and a link to the means to vote by internet are available at www.proxymaterials.stryker.com.

2825 Airview Boulevard

Kalamazoo, MI 49002

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 27, 2010

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Directors of proxies to be used at the annual meeting of shareholders of Stryker to be held on April 27, 2010 and at any adjournment of the meeting. The solicitation will begin on or about March 19, 2010.

What am I voting on?

You will be voting on two proposals at our annual meeting:

•	Election of eight directors; and

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.

What are the recommendations of the Board of Directors?

All shares represented by a properly executed proxy will be voted unless the proxy is revoked and, if a choice is specified, your shares will be voted in accordance with the specification. If no choice is specified, the proxy holders will vote your shares according to the recommendations of the Board of Directors, which are included in the discussion of each matter later in this Proxy Statement. In summary, the Board of Directors recommends that you vote:

•	FOR the election of the nominees for directors; and

•	FOR ratification of the appointment of Ernst & Young LLP.

In addition, the proxy holders may vote in their discretion with respect to any other matter that properly comes before the meeting.

Who is entitled to vote?

At the close of business on March 1, 2010, the record date for the meeting, 396,369,636 shares of our Common Stock were outstanding. For each proposal to be voted on, each shareholder is entitled to one vote for each share of Stryker Common Stock owned at that time.

How do I vote?

If you are a shareholder of record, you may vote by proxy in any of the following ways:

•

By Internet or Telephone — If you have internet or telephone access, you may submit your proxy by following the voting instructions on the proxy card. If you vote by internet or telephone, you should not return your proxy card.

•

By Mail — You may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you must indicate your name and title or capacity.

If you vote via the internet or by telephone, your vote must be received by 11:59 p.m., Eastern Time, on April 26, 2010.

You may also vote in person at the annual meeting or may be represented by another person at the meeting by executing a proxy designating that person.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” The street name holder will provide you with instructions that you must follow in order to have your shares voted.

If you hold your shares in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the street name holder.

May I change my mind after submitting a proxy?

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to the Vice President and Secretary of the Company;

•	Timely delivery of a valid, later-dated proxy or later-dated vote by internet or telephone; or

•	Voting by ballot at the annual meeting.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

What are broker non-votes?

A broker non-vote occurs when the broker, bank or other holder of record that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers, banks and other street name holders will have discretionary authority to vote on the ratification of the appointment of Ernst & Young LLP.

What is the required vote?

In the election of directors, the eight nominees receiving the highest number of votes will be elected. Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast on the proposal at the meeting. Votes that are withheld with respect to the election of directors and abstentions on the ratification of the appointment of Ernst & Young LLP are not counted as votes cast.

Will the annual meeting be webcast?

You may access our annual meeting via webcast or telephone. Information about the webcast, which will include both the audio and the slide presentation from the meeting, is available in the Calendar of Events area of the Investor section of our web site at www.investorevents.stryker.com. The telephone number to listen to the meeting is 866-713-8563 (United States) or 617-597-5311 (International) and the passcode is 71572387. An archived copy of the webcast will continue to be available on our web site until June 30, 2010.

How do I obtain directions to the annual meeting?

Directions are available at www.proxymaterials.stryker.com.

Can I access these proxy materials on the internet?

This proxy statement, our 2009 Annual Report on Form 10-K, our 2009 Annual Review and a link to the means to vote by internet are available at www.proxymaterials.stryker.com.

STOCK OWNERSHIP

Principal Shareholders

The following table sets forth certain information with respect to beneficial ownership of Common Stock by the only persons known by us to be the beneficial owners of more than 5% of our Common Stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)		Percentage of Class (%)
Greenleaf Trust	37,502,523	(1)	9.4
211 South Rose Street
Kalamazoo, Michigan 49007
Ronda E. Stryker	34,855,705	(2)	8.8
c/o Greenleaf Trust
211 South Rose Street
Kalamazoo, Michigan 49007
Pat Stryker	23,231,129	(3)	5.8
c/o Bohemian Companies
262 E. Mountain Avenue
Ft. Collins, Colorado 80524
Jon L. Stryker	22,250,474	(4)	5.6
c/o Greenleaf Trust
211 South Rose Street
Kalamazoo, Michigan 49007
The Huntington National Bank	21,978,986	(5)	5.5
41 South High Street
Columbus, Ohio 43215
Capital World Investors	20,347,255	(6)	5.1
333 South Hope Street
Los Angeles, California 90071
John W. Brown	20,230,111	(7)	5.1
750 Trade Centre Way
Portage, Michigan 49002

(1)

This information is based solely on information as of December 31, 2009 contained in a filing with the United States Securities and Exchange Commission (“SEC”) on March 9, 2010. Greenleaf Trust holds these securities in a fiduciary capacity on behalf of various trusts and investment management customers, some of whom have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares of Common Stock. Greenleaf Trust has sole voting power with respect to 175,113 of such shares, shared voting power with respect to 37,327,410 of such shares, sole investment power with respect to 173,038 of such shares and shared investment power with respect to 37,329,485 of such shares. See notes (2) and (4) below regarding the shared voting power and investment power with respect to 17,207,398 and 16,963,105 of such shares of Common Stock held by subtrusts for the benefit of Ronda E. Stryker and Jon L. Stryker, respectively, under the terms of the L. Lee Stryker Trust established on September 10, 1974 for the benefit of members of the Stryker Family (the “Stryker Family Trust”).

(2)

This information is based solely on information as of January 31, 2010 provided by Ms. Stryker. The shares of Common Stock shown as beneficially owned by Ms. Stryker include 81,255 shares that may be acquired by her upon exercise of stock options. Ms. Stryker has sole voting and investment power with respect to 17,379,937 of the shares of Common Stock shown as beneficially owned by her and shared voting and investment power with respect to the remaining 17,475,768 shares. As a result of certain rights that she has under the terms of the Stryker Family Trust, Ms. Stryker may be deemed to share voting power and investment power with respect to 17,207,398 of such shares with Greenleaf Trust, the trustee of a subtrust for her benefit under the Stryker Family Trust. See note (1) above.

(3)

This information is based solely on information as of December 31, 2009 contained in a filing with the SEC on February 11, 2010. Ms. Stryker has sole voting and investment power with respect to 2,459,847 of the shares of Common Stock shown as beneficially owned by her and shared voting and investment power with respect to the remaining 20,771,282 shares. As a result of certain rights that she has under the terms of the Stryker Family Trust, Ms. Stryker may be deemed to share voting power and investment power with respect to 20,771,282 of such shares with The Huntington National Bank, the trustee of a subtrust for her benefit under the Stryker Family Trust. See note (5) below.

(4)

This information is based solely on information as of December 31, 2009 contained in a filing with the SEC on February 16, 2010. Mr. Stryker has sole voting and investment power with respect to 4,387,614 of the shares of Common Stock shown as beneficially owned by him and shared voting and investment power with respect to the remaining 17,862,860 shares. As a result of certain rights that he has under the terms of the Stryker Family Trust he may be deemed to share voting power and investment power with respect to 16,963,105 of such shares with Greenleaf Trust, the trustee of a subtrust for his benefit under the Stryker Family Trust. See note (1) above.

(5)

This information is based solely on information contained in a filing with the SEC on March 9, 2010. The Huntington National Bank has sole voting power with respect to 85,159 of such shares, shared voting power with respect to 21,893,827 of such shares, sole investment power with respect to 64,329 of such shares and shared investment power with respect to 21,914,657 of such shares. See note (3) above regarding the shared voting power and investment power with respect to 20,771,282 of such shares of Common Stock held by the subtrust for the benefit of Pat Stryker under the Stryker Family Trust.

(6)

This information is based solely on information as of December 31, 2009 contained in a filing with the SEC on February 10, 2010. Capital World Investors, a division of Capital Research and Management Company, an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, has sole power to make decisions with respect to the disposition of all of such shares and sole voting power with respect to 5,772,255 of them but has no economic interest in any of them. One or more of its clients has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, all such shares. Capital World Investors disclaims beneficial ownership of all such shares.

(7)

This information is based solely on information as of December 31, 2009 contained in a filing with the SEC on February 5, 2010. The shares of Common Stock shown as beneficially owned by Mr. Brown include 193,975 shares that may be acquired by him upon exercise of stock options. Mr. Brown has sole voting power with respect to 19,962,487 of the shares of Common Stock shown as beneficially owned by him, shared voting power with respect to 267,624 shares, sole investment power with respect to 19,970,111 shares and shared investment power with respect to 260,000 shares.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information about the ownership of Stryker Common Stock as of January 31, 2010 by our current directors, all of whom are standing for reelection, the executive officers identified as our Named Executive Officers (“NEOs”) in the “Compensation Discussion and Analysis” on page 9 and all our executive officers and directors as a group.

Name	Number of Shares Owned (#)(2)	Right to Acquire (#)(3)	Total (#)(4)	Percentage of Outstanding Shares (%)
Directors:
Howard E. Cox, Jr.	584,732	81,255	665,987	*
Srikant M. Datar	1,000	0	1,000	*
Donald M. Engelman, Ph.D.	60,000	81,255	141,255	*
Louise L. Francesconi	10,000	15,155	25,155	*
Howard L. Lance	6,000	0	6,000	*
Stephen P. MacMillan	122,202	835,000	957,202	*
William U. Parfet	318,600	18,655	337,255	*
Ronda E. Stryker	34,774,450	81,255	34,855,705	8.8
Named Executive Officers(1):
Dean H. Bergy	132,383	152,120	284,503	*
Andrew G. Fox-Smith	24,549	255,800	280,349	*
Curt R. Hartman	11,454	278,464	289,918	*
Michael P. Mogul	14,855	347,006	361,861	*
Timothy J. Scannell	11,235	214,158	225,393	*
Executive officers and directors as a group (18 persons)	36,286,252	3,470,099	39,756,351	9.9

*	Less than 1%.

(1)	Other than Stephen P. MacMillan, who is also a director.

(2)	Excludes shares that may be acquired through stock option exercises or vesting of restricted stock units.

(3)	Includes shares that may be acquired within 60 days after January 31, 2010 upon exercise of options and vesting of shares underlying restricted stock units.

(4)

Except for the shared beneficial ownership of certain shares of Common Stock by Ms. Stryker (17,475,768 shares), Mr. MacMillan (200 shares) and Dr. Datar (1,000 shares) such persons hold sole voting and disposition power with respect to the shares shown in this column. This total does not include 1,640,079 shares of Common Stock owned by our 401(k) Savings and Retirement Plans that are voted as directed by management, except in the case of certain non-routine matters that do not include either of the proposals to be voted on at this year’s annual meeting. The number of shares held by our 401(k) Savings and Retirement Plans does not exceed 10,000 in the case of any executive officer.

INFORMATION ABOUT THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE MATTERS

We manage our business under the direction of our Board of Directors. The Board conducts its business through meetings of the Board and its committees. The Board has adopted Corporate Governance Guidelines that are available in the Corporate Governance area of the Investor section of our web site at www.stryker.com/investors/governanceguidelines. We will mail a copy to any shareholder upon request to the Vice President and Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002. During 2009, the Board held 11 meetings, including five special meetings. There were also a total of 16 committee meetings during 2009. Each director attended more than 75% of the total meetings of the Board and the committees on which he or she served in 2009. We expect our directors to attend the annual meeting of shareholders unless they have a schedule conflict or other valid reason. All the Board members attended the 2009 annual meeting.

Board’s Role in Strategic Planning and Risk Oversight

Our Board is responsible for directing and overseeing the management of the Company’s business in the best interests of the shareholders and consistent with good corporate citizenship. The Board sets strategic direction and priorities for the Company, approves the selection of the senior management team and oversees and monitors risks and performance. At Board meetings during the year, the leadership of our Orthopaedics, MedSurg and Spine and International Groups present their long-range strategic plans to the Board and in December the capital plan and budget for the next year are considered and approved. A fundamental part of setting the Company’s business strategy is the assessment of the risks the Company faces and how they are managed. The Board and the Audit Committee meet regularly throughout the year with our financial and treasury management teams and with our Vice President, Internal Audit and Compliance and Vice President and General Counsel to assess the financial, legal/compliance and operational/strategic risks throughout our businesses and review our insurance and other risk management programs and policies in order to enable the Board to exercise its ultimate oversight responsibility for the Company’s risk management processes.

Independent Directors

Under the listing standards of the New York Stock Exchange (“NYSE”), a director is not independent unless the Board determines that he or she has no material relationship with Stryker, either directly or through any organization with which he or she is affiliated that has a relationship with Stryker. Based on a review of the responses of the directors to questions about employment history, affiliation and family and other relationships and on discussions with the directors, the Board has determined that Howard E. Cox, Jr., Srikant M. Datar, Ph.D., Louise L. Francesconi, Howard L. Lance, William U. Parfet and Ronda E. Stryker are independent under the NYSE listing standards. As a member of management, Stephen P. MacMillan, Chairman, President and Chief Executive Officer, is not independent under the NYSE listing standards. As a result of fees paid to Donald M. Engelman, Ph.D. as a consultant to the Company, he is not independent under the NYSE listing standards.

Board Committees

Our Board has three principal committees. The current membership, number of meetings held during 2009 and the function performed by each of these committees are described below. These committees act under written charters approved by the Board. These charters are available in the Corporate Governance area of the Investor section of our web site at www.stryker.com/en-us/investor, and we will mail them to any shareholder upon request to the Vice President and Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002. The applicable committee and the Board review and reassess the charters annually.

None of the members of any of the committees is or ever has been an employee of the Company. The Board has determined that the members of each committee meet the independence standards for that committee within the meaning of the NYSE listing standards and applicable SEC regulations.

Audit Committee — Mr. Parfet (Chair), Dr. Datar and Ms. Francesconi currently are members of the Audit Committee. The Audit Committee met seven times during 2009. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. It meets with management and the Company’s independent registered public accounting firm throughout the year and reports the results of its activities to the Board of Directors. Further information regarding the role of the Audit Committee is contained in its charter that is available in the Corporate Governance area of the Investor section of our web site at www.stryker.com/investors/auditcommitteecharter. For further information, see “Audit Committee Report” on page 35. The Board has determined that Mr. Parfet is an “audit committee financial expert” for purposes of applicable SEC rules.

Compensation Committee — Mr. Lance (Chair), Mr. Cox and Ms. Stryker currently are members of the Compensation Committee, which met four times during 2009. The purpose of the Compensation Committee is to assist the Board in discharging its overall responsibilities relating to executive and stock-based compensation. The Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chairman, President and Chief Executive Officer and other executive officers, evaluates their performance for the current year in light of those goals and establishes compensation levels, including annual salary and bonus targets. The Committee also administers and grants awards under the Company’s stock option and other equity-based compensation plans. Except in the case of the Chairman, President and Chief Executive Officer, management provides recommendations to the Committee concerning salary, bonus potential and equity-based awards for our executive officers. The Chairman, President and Chief Executive Officer’s compensation is subject to final approval by the independent directors. For further information, see the Compensation Committee’s charter that is available in the Corporate Governance area of the Investor section of our web site at www.stryker.com/investors/compensationcommitteecharter and “Compensation Discussion and Analysis” beginning on page 9.

Our Compensation Committee has the authority to retain and terminate a compensation consulting firm in order to assist the Committee in the evaluation of executive and non-employee director compensation. For 2009, Hay Group, Inc. was engaged directly by the Committee to assist the Committee by:

•	Providing information and education on executive and non-employee director compensation trends and developments and the implications for Stryker;

•	Reviewing and giving its opinion of management’s recommendations for executive compensation and equity plan design and practices; and

•	Participating in Compensation Committee meetings when requested by the Committee Chair.

The Compensation Committee considers Hay Group to be independent because there are no conflicts of interest in the services or relationships of Hay Group with Stryker and Hay Group reports directly and solely to the Compensation Committee. Hay Group is not prohibited from providing other services to the Company or management; however, no other services were performed by Hay Group for Stryker in 2009. We notify the Compensation Committee of any potential services, including related fees that Hay Group might be asked to perform. The Compensation Committee has established a requirement that the Committee Chair pre-approve additional Hay Group services if the aggregate fees would exceed $10,000 in any year.

Governance and Nominating Committee — Ms. Francesconi (Chair), Mr. Parfet and Ms. Stryker currently serve on the Governance and Nominating Committee. The Governance and Nominating Committee, which met five times during 2009, makes recommendations to the Board regarding director nominations and committee assignments, oversees the evaluation of the Board and management and considers other matters relating to corporate governance. For further information, see the charter of the Governance and Nominating Committee that is available in the Corporate Governance area of the Investor section of our web site at www.stryker.com/investors/governancenominatingcommitteecharter. When seeking to identify an individual to become a director to fill a new position or vacancy, the Committee will consult with incumbent directors, management and others, including a professional search firm, and will review information obtained from a variety of sources. The Committee will consider, among other factors, the background and reputation of potential candidates in terms of character, personal and professional integrity, business and financial experience and acumen, how a person would contribute to and strengthen the Board and complement the other directors in terms of expertise, diversity of viewpoint and opinion, professional experience, education and skill and a person’s availability to devote sufficient time to Board duties. Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to the Vice President and Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, giving the candidate’s name, relationship, if any, to the shareholder making the recommendation, biographical data and qualifications. The submission should also include a statement from the candidate consenting to being considered and, if nominated and elected, to serving as a director.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Board Leadership Structure

Effective January 1, 2010, upon the retirement of John W. Brown, Stephen P. MacMillan was elected Chairman of the Board in addition to President and Chief Executive Officer. Mr. Brown had served as our Chairman, President and Chief Executive Officer from 1981 until Mr. MacMillan’s appointment as President effective June 1, 2003 and Chief Executive Officer effective January 1, 2005. The Board believes that the most effective leadership structure for our Company at the present time is for Mr. MacMillan to serve in the combined role of Chairman, President and Chief Executive Officer and have full responsibility for the day-to-day management of our Company. In effecting this change the Board undertook a thorough review and discussion and concluded that the strong governance structures and processes in place, which are reflected in our Corporate Governance Guidelines and the Board committee charters discussed above, provide the counterbalance that ensures the independence of the Board and prevents dominance of the Board by senior management. While the Company has previously utilized a designated lead director, which position has been held by Mr. Parfet since 2004, with responsibility for coordinating the activities of the independent directors, the Board adopted a resolution outlining the specific responsibilities of the lead independent director at its meeting in February 2010 as discussed below. In addition, six of the eight directors are independent under the NYSE listing standards, the Audit, Compensation and Governance and Nominating committees are composed entirely of independent directors and the Company has adopted a majority voting policy as discussed under “Proposal 1 — Election of Directors” on page 36.

Lead Director/Executive Sessions of Non-Management Directors

Pursuant to the recommendation of the Governance and Nominating Committee, Mr. Parfet has been designated the lead independent director, with responsibility for coordinating the activities of the independent directors. The lead independent director chairs the executive session held in conjunction with each meeting of the Board to provide an opportunity for the non-management directors to discuss topics of concern without any member of management being present. At least once a year, an executive session of only the independent directors is held. The lead independent director acts as an intermediary between the independent directors and senior management on sensitive issues, including matters considered by the non-management directors in executive session. Other matters that the lead independent director is responsible for include working with the Chairman of the Board and the Secretary to set the agenda for Board meetings, assuring the adequacy of the flow of information from management to the non-management directors, setting the meeting schedules to assure there is sufficient time for discussion of all agenda items and assisting management and the Board in assuring compliance with and implementation of the Corporate Governance Guidelines. The lead independent director also facilitates discussion among the non-management directors on key issues and concerns outside of Board meetings.

Contacting the Board of Directors

Shareholders and other interested persons may communicate directly with the Board on a confidential basis by mail to Stryker Board of Directors at 2825 Airview Boulevard, Kalamazoo, Michigan 49002. All such communications will be received directly by the Chair of the Governance and Nominating Committee and will not be screened or reviewed by any Stryker personnel.

Code of Conduct/Code of Ethics

We have adopted a Code of Conduct applicable generally to our employees, officers and directors in the performance of their duties and responsibilities and a Code of Ethics applicable to our Chairman, President and Chief Executive Officer, Vice President and Chief Financial Officer, Vice President, Chief Accounting Officer and Corporate Controller. The Code of Conduct and Code of Ethics are posted in the Corporate Governance area of the Investor section of our web site at www.stryker.com/investors/codeofconduct and www.stryker.com/investors/codeofethics, and we will mail them to any shareholder upon request to the Vice President and Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002.

Certain Relationships and Related Party Transactions

Under our Related Party Transactions Policy, which is in writing and was adopted by the Board of Directors, the Audit Committee must approve or ratify transactions involving directors, executive officers or principal shareholders or members of their immediate families or entities controlled by any of them or in which they have a substantial ownership interest in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Audit Committee at its regularly scheduled meeting in February of each year and at subsequent meetings of any such transaction that is proposed to be entered into or continued and seeks approval. In the event any such transaction is proposed and a decision is required prior to the next regularly scheduled meeting of the Audit Committee, it may be presented to the Audit Committee Chair for approval, in which event the decision will be reported to the full Audit Committee at its next meeting.

William U. Parfet, a director of the Company, is Chairman of the Board and Chief Executive Officer and the principal shareholder of MPI Research, Inc., a drug safety and pharmaceutical development company. During 2009, the Company contracted with MPI Research to conduct certain studies in connection with products under development. MPI Research was awarded these contracts after competitive bids were solicited and it was determined that the MPI Research quote offered the best overall value. MPI was paid a total of $274,237 for these studies in 2009. The Audit Committee, during its February 2010 meeting at which Mr. Parfet, Chair of that Committee, excused himself during discussions of this matter, authorized the Company to enter into additional transactions with MPI Research up to a maximum aggregate annual value of $1,000,000, which represents less than 2% of the annual revenue of MPI, provided such transactions are competitively bid and evaluated to assure that MPI Research is offering the best value to Stryker. Any such transaction that is entered into and has not been discussed with the Committee in advance must be reported to the Audit Committee at its next meeting.

Art Hartman, the Senior Director, Global Regulatory Affairs/Quality Assurance at our Medical Division, is the brother of Curt Hartman, our Vice President and Chief Financial Officer. Art Hartman has been employed by the Company in various capacities since 1994 and has held his current position since September 10, 2007. During 2009, Art Hartman’s salary was $200,000, his bonus was $29,190, he was awarded a stock option to purchase 11,250 shares of our Common Stock and he received other benefits generally available to our U.S.-based employees. The Audit Committee approved Art Hartman’s continued employment at its February 2010 meeting.

In January 2008, Amy MacMillan, an adjunct Assistant Professor and Instructor of Marketing at Western Michigan University and the wife of our Chairman, President and Chief Executive Officer, became a director of a company that has provided dining and catering services to certain Stryker locations since January 2006. The cost to Stryker for these services was $452,427 in 2009, which represented less than 2% of the annual revenues of that company. The company provided services on terms that we believe were competitive with the amounts that Stryker would have paid to other companies for such services. Mrs. MacMillan has no ownership interest in that company and receives no compensation other than a nominal director’s fee. While not required under our Related Party Transactions Policy or the SEC disclosure rules, Mr. MacMillan has disclosed Mrs. MacMillan’s directorship to our Audit Committee, which approved continued dealings with that company on competitive terms at its February 2010 meeting.

COMPENSATION DISCUSSION AND ANALYSIS

This section includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide. Please read this section in conjunction with the detailed tables and narrative descriptions of our NEO compensation under “Executive Compensation” beginning on page 24 of this Proxy Statement.

Named Executive Officers

The names and titles of our NEOs for 2009 are:

Name	Title
Stephen P. MacMillan	President and Chief Executive Officer (1)
Curt R. Hartman	Vice President and Chief Financial Officer (2)
Michael P. Mogul	Group President, Orthopaedics
Andrew G. Fox-Smith	Group President, International (3)
Timothy J. Scannell	Group President, MedSurg and Spine
Dean H. Bergy	Advisor to the Vice President and Chief Financial Officer (2)

(1)	Mr. MacMillan became Chairman of the Board in addition to his role as President and Chief Executive Officer effective January 1, 2010.

(2)

Mr. Hartman became Vice President and Chief Financial Officer effective April 1, 2009 when Mr. Bergy, who had served as Vice President and Chief Financial Officer since 2003, became an Advisor to the Vice President and Chief Financial Officer. Mr. Bergy and Mr. Hartman, who had been Vice President, Finance, served as co-principal financial officers from December 1, 2008 to March 31, 2009. Mr. Bergy’s 2009 compensation was based on the terms of his Executive Management Agreement pursuant to which he will continue to serve as Advisor to the Vice President and Chief Financial Officer through March 31, 2011. He received an annual salary of $450,000 in such capacity, which is unchanged from his 2008 salary, and he was not eligible to receive any bonus or additional stock awards. Unless he is specifically referred to, the discussion of our NEO compensation in this Compensation Discussion and Analysis does not relate to Mr. Bergy.

(3)

Mr. Fox-Smith is employed in Hong Kong and paid in Hong Kong Dollars (HKD). U.S. Dollar (USD) amounts in this Proxy Statement with respect to Mr. Fox-Smith have been calculated using an exchange rate of one USD equaling 7.7516 HKD, the average of the 2009 monthly average exchange rates.

Overview

The primary elements of compensation for our NEOs in 2009 were salary, bonus and stock awards consisting of stock options and restricted stock units. Our savings and retirement plans are typically defined contribution (e.g., 401(k)) plans that match a portion of employee contributions and have historically included an annual discretionary contribution of 7% of salary and bonus for all eligible U.S.-based employees. Perquisites and personal benefits are limited. Our severance plans are discretionary in most instances.

An important part of our Executive Compensation Philosophy is the alignment of the compensation of our NEOs with the interests of our shareholders. In 2009, the variable, performance or stock-based compensation elements — bonuses, stock option grants valued using the Black-Scholes method and restricted stock units valued at grant date — for the NEOs averaged 79% of the total of the primary compensation elements. Our NEO bonus plans are based on difficult performance goals that, if met, should be reflected in stock price increases over time.

While we have had a history of achieving our goals, 2009 proved to be a challenging year for the global economy. We did not meet all of the financial goals included in our NEO bonus plans. As a result, the actual bonus payment as a percentage of target bonus ranged from 45% to 52% for four of our NEOs and was 77% for the other NEO.

Stock options granted to the NEOs will have value only to the extent that the stock price increases above the option exercise prices. In this regard, as of February 9, 2009, the unrealized value of all stock option grants made in the five years prior to that date was zero because of the decline in our stock price in late 2008 and early 2009. This decline had a significant impact on our NEO compensation program and created a concern regarding senior executive retention. In light of this, in early 2009 the Compensation Committee authorized a special award of restricted stock units that vest as to one-sixth, one-third and one-half of the underlying shares respectively, on the first three anniversary dates, to certain executives, including our NEOs other than Mr. MacMillan, in addition to stock option grants. The Board authorized a stock option award, which vests as to 20% of the underlying shares respectively, on each of the first five anniversary dates, to Mr. MacMillan in February 2009 for similar retention purposes.

Our Compensation Committee believes that our compensation practices for our NEOs continue to be appropriate in the context both of Stryker’s performance and the interests of our shareholders.

Compensation Objectives

We compete for executive talent in a highly competitive, global industry. We believe that our executive compensation program, which is a key component in our ability to attract and retain talented, qualified executives, should be designed to provide a meaningful level of total compensation that is aligned with organizational and individual performance.

The principal objectives of our executive compensation policies and practices are to:

•	Attract, retain and motivate talented executives who drive our Company’s success;

•	Structure compensation packages with a significant percentage of compensation earned as variable pay, based on performance;

•	Align incentives with measurable corporate, business area and individual performance, both financial and non-financial;

•	Provide flexibility to adapt to changing business needs;

•	Align total compensation with shareholder value creation; and

•	Establish compensation program costs that are reasonable, affordable and appropriate.

The Compensation Committee believes that, consistent with the emphasis on rewarding executives for enhancing the Company’s growth and profitability (as described more fully in “Why We Chose Particular Performance Metrics and Goals” on page 14), the Company’s bonus plans should focus executives on a mix of financially-oriented as well as quality, compliance and qualitative goals that reinforce a balance in achieving short-term and long-term goals and are aligned with stock price appreciation over time. The bonus plans contain maximums on the payouts that could be earned in the year. We believe the mix of goals and maximum payment features of our bonus plans discourage assumption of excessive short-term risk. The Company’s long-term incentive compensation program likewise is intended to provide executives with a personal financial interest in the Company’s long-term success (as described more fully in “Long-term Incentive Compensation” on page 18). Accordingly, the Compensation Committee believes that the Company’s incentive programs balance risk and the potential reward to executives in a manner that is appropriate to the circumstances and in the best interests of the Company’s shareholders over the long term.

Executive Compensation Philosophy

We have documented our Executive Compensation Philosophy to formalize the objectives of our compensation practices and to serve as an ongoing reference point for executive compensation decisions. The Philosophy specifies compensation elements, defines the purpose of each element and generally expresses the target positioning of compensation levels that we desire to achieve over time. However, since one of the objectives of our compensation programs is to provide flexibility to adapt to the changing business environment and individual considerations, we expect that there will be variations from the Philosophy. We also recognize that changes to an individual NEO’s compensation elements, for example to meet desired market positioning indicated in the Philosophy, may be phased in over multiple years. Each year we consider our NEO compensation in light of our Philosophy.

Our Executive Compensation Philosophy is summarized in the table on the following page. Each compensation element, along with an explanation of how we make decisions about that element, is described in detail under “2009 Compensation Elements” commencing on page 13.

Compensation Elements, Purpose and Target Positioning to Market

Element	Purpose	Target Positioning to Market

Base Salary	•Attract and retain qualified talent	•Near market median (between 45 th and 60th percentile)

Bonus Plan at Target	•Motivate participants to achieve and exceed goals •Provide a competitive target compensation opportunity •Focus participants on key annual metrics	•Near market median (between 45 th and 60th percentile)

Long-term Incentives

•Align participant interests with shareholders

•Balance short-term with long-term focus of decisions

•Attract talent by offering a meaningful reward opportunity

•Retain key personnel by locking in participants via vesting and forfeiture provisions

•Provide opportunity to build stock ownership

•75th percentile of market, but balance Company affordability

Savings and Retirement Plans

•Assist participants with retirement funding

•401(k) Plan — provide above-market contributory retirement benefit opportunity

•Supplemental Plan — provide contributions for participants impacted by tax law limits on the 401(k) Plan

•Exceed general market practice

Health and Welfare Benefit Plans	•Provide employees and families with appropriate levels of coverage and security that are affordable for Stryker	•Above-market benefit value

Perquisites	•Appropriate in light of position	•Conservative to market

Underlying our Executive Compensation Philosophy is the desire to provide mechanisms that facilitate and encourage long-term ownership of Stryker stock. Our stock ownership guidelines require senior management to accumulate and retain significant stock ownership positions over time and reinforce this element of our Philosophy. For more information, see “Executive and Non-Employee Director Stock Ownership Guidelines” on page 21.

The target market positioning referenced in the Philosophy provides a framework against which the Compensation Committee evaluates individual NEO compensation decisions; however, the Compensation Committee also takes into account other factors, such as performance, tenure and experience. As a result, there may be variances from the target positioning.

The Role of Benchmarking in our Executive Compensation Decisions

We regularly review, revise and amend our compensation policies, practices and programs to determine if they are both appropriate and responsive to our business needs. We typically do not establish compensation levels by focusing primarily on market comparison data and historically have not found it necessary to conduct extensive external market benchmarking of our executive compensation levels or practices on an annual basis. The Compensation Committee applies judgment and discretion when evaluating the appropriateness of using market comparison data as it does when determining any compensation amount or outcome.

The results of the businesses each NEO is responsible for are the most significant factor in determining NEO compensation adjustments. Other factors considered when determining compensation include changes in an individual’s compensation elements over recent years, performance against bonus plan goals, comparisons among roles internally and overall Company performance.

We did not conduct a market benchmarking study in connection with the establishment of NEO compensation for 2009 or 2010. The changes in 2009 compensation for the NEOs other than Mr. MacMillan primarily reflected their expanded roles and greater responsibilities as a result of promotions as well as each NEO’s individual performance. Stock awards to our NEOs in 2009 and 2010 were influenced by retention concerns as discussed under “Long-term Incentive Compensation” on page 18.

2009 Compensation Decisions

Mr. MacMillan voluntarily requested that his 2009 cash compensation not be increased from the 2008 level in light of the challenging business environment, the global recession and economic uncertainties at the time. The Compensation Committee and independent directors approved Mr. MacMillan’s request and his 2009 salary remained at $1,200,000 and his target bonus opportunity remained at $1,200,000.

The Compensation Committee reviewed and approved increases for the other NEOs after receiving recommendations from Mr. MacMillan. These increases reflected subjective evaluations and decisions based on the scope of each NEO’s responsibilities in his current role, the size and level of performance in 2008 of the businesses for which he was responsible and his time and proficiency in the job.

•

Mr. Hartman’s cash compensation for 2009 consisted of a salary of $410,000 and a target bonus opportunity of $250,000. On December 1, 2008, Mr. Hartman was promoted to Vice President, Finance, at which time he received a salary adjustment of 22% (retroactive to September 1, 2008, the effective date of the compensation review cycle at our Instruments division, where he served as President at that time) to reflect his new position and larger role and greater responsibilities, as well as his long-term performance. For similar reasons, his 2009 target bonus opportunity was adjusted to $250,000 in February 2009, a 22% increase.

•

Mr. Mogul was President of our Orthopaedics division for most of 2009. His 2009 salary was initially set at $437,600, a 3.0% increase from the prior year, and his target bonus opportunity was increased 33% to $400,000. Mr. Mogul was promoted to the corporate officer position of Group President, Orthopaedics, effective September 1, 2009. At that time he assumed additional responsibility for our Osteosynthesis division. Mr. Mogul’s 2009 salary was increased on that date to $465,000, a 6.3% increase, reflecting his greater responsibilities within a larger role. His 2009 target bonus opportunity was not changed in connection with his promotion to Group President.

•

Mr. Fox-Smith was promoted to the position of Group President, International, effective December 1, 2008. Mr. Fox-Smith’s 2009 salary was increased to $420,000, a 5% increase, and his 2009 target bonus opportunity was increased to $300,000, a 20% increase, in recognition of his greater responsibilities within a larger role. Mr. Fox-Smith voluntarily requested that his 2009 base salary adjustment be deferred until July 1, 2009, to help manage the expenses of the businesses for which he is responsible. The Company honored Mr. Fox-Smith’s request and applied his 2009 salary increase commencing from July 1, 2009.

•

Mr. Scannell was promoted to the position of Group President, Spine and Endoscopy, effective December 1, 2008 and became Group President, MedSurg and Spine, adding additional responsibility for our Instruments and Medical divisions, effective September 1, 2009. Mr. Scannell’s 2009 salary was $415,000, a 6.4% increase over 2008, and his 2009 target bonus opportunity was increased to $250,000, a 32% increase, in recognition of the greater responsibilities added in December 2008.

2009 Compensation Elements

Each of the compensation elements and its purpose is described below.

Base Salary:    Base salary is provided to our NEOs to compensate them for the basic value of their job, their time and proficiency in the position and the value of their job relative to other positions in the Company. We review each NEO’s salary and performance annually and make decisions about adjustments and amounts.

Factors that are considered in determining the executive’s salary include comparisons among positions internally, performance, job experience and individual role responsibilities. For the NEOs other than Mr. MacMillan, who did not receive an increase, base salary increases for 2009, which were discussed previously under “2009 Compensation Decisions,” were initially reviewed with the Compensation Committee in November 2008 and approved by the Compensation Committee in February 2009.

Annual Bonus:    The individually structured short-term bonus plans are intended to motivate and reward our NEOs for achieving and exceeding specific annual performance goals. For Mr. MacMillan and Mr. Hartman, the primary focus of the 2009 goals was total Stryker performance. In the case of the other NEOs, the main focus was on performance of the businesses for which they were responsible, with specified qualitative measures being additional factors. The following table provides the target bonus, maximum potential bonus reflecting the overachievement award opportunity discussed below, actual bonus payment and actual payment as a percentage of target for each NEO in 2009:

Name	Target Bonus ($)	Maximum Bonus Opportunity ($)	Actual Bonus Payment ($)	Payment as Percentage of Target (%)
Stephen P. MacMillan	1,200,000	1,440,000	540,000	45
Curt R. Hartman	250,000	300,000	123,250	49
Michael P. Mogul	400,000	480,000	309,234	77
Andrew G. Fox-Smith	300,000	360,000	157,129	52
Timothy J. Scannell	250,000	300,000	124,710	50

The actual bonus payments earned by the NEOs were significantly less than the target opportunity levels. Each bonus plan included an opportunity to earn an overachievement bonus of up to an additional 20% of target bonus if the Company’s constant currency sales growth over the prior year was higher than the 5.8% target, up to a maximum sales growth overachievement goal of 10%, and if the NEO met the other overachievement goals applicable to him. In order for Mr. MacMillan and Mr. Hartman to earn any of the overachievement bonus, the Company also had to achieve budgeted earnings per share and cash from operations goals. The sales overachievement goal for Group level NEOs required the same Company performance and, in addition, that the Group achieve 95% of its operating income goal. None of the overachievement goals were met and, accordingly, no overachievement bonuses were earned for 2009.

The Compensation Committee determined Mr. MacMillan’s 2009 bonus plan target opportunity and goals and the independent directors approved them in February 2009. Mr. MacMillan’s actual payment was approved in February 2010 based on his accomplishments as measured under his individual bonus plan. The Compensation Committee reviewed and approved the bonus targets and actual payments for the other NEOs after receiving recommendations from Mr. MacMillan at the committee meetings in February 2009 and 2010. The actual payments were based primarily on the performance of the business areas for which each NEO was responsible as measured against the targets in his bonus plan. In certain cases discretion was applied to adjust the bonus outcomes as discussed under the Summary Compensation Table on page 24.

For 2009, each NEO’s bonus plan, in addition to a target, required a threshold level of performance for each measure that had to be achieved before any bonus could begin to be earned for that measure. Bonus plan payments could have been 0%, or up to 20% above the target value, depending on performance results for the year. The individual NEO bonus plans are summarized later in this section under “2009 Bonus Plans.”

Why We Chose Particular Performance Metrics and Goals

We generally established our 2009 bonus goals with a focus on our budget and growth over actual prior year outcomes. Stryker uses sales, earnings, cash from operations and quality and compliance goals as the primary measures in the NEO bonus plans for the following reasons:

•	These are the key measures that are aligned with the objectives of our strategic plan;

•	These metrics focus our NEOs on growth and profitability, which are key to our long-term success;

•	Company-level sales and earnings per share goals align with our annual budget;

•	Quality and compliance are key accountabilities and requirements for a medical technology company; and

•	We believe these are the primary measures our investors monitor in evaluating our performance and making investment decisions regarding Stryker stock.

The overachievement factor for all NEOs was primarily a function of overall Company sales, but at a higher level than budget, because of our desire to focus our NEOs on driving the Company to the higher sales levels that are critical to Stryker’s long-term profitability.

Historical Analysis of NEO Achievement of Bonus Plan Goals

The following information is useful to an understanding of the difficulty associated with achievement of the goals established for our NEOs in the 2009 bonus plans:

•

A comparison of Stryker’s annualized sales and earnings growth rates over the past five years to those of the other medical technology companies that we have historically used for comparison purposes showed that Stryker outperformed the majority of that group. The fact that we have not significantly overachieved our goals, as demonstrated below, but have exceeded the growth rates of the comparison group tells us that historically the sales and earnings goals we established were difficult to achieve.

•

On average, over the past five years, Mr. MacMillan, the persons who held the Chief Financial Officer position and the other persons who were our NEOs during those years achieved the goals and bonus payments under their bonus plans as follows:

Bonus Plan Measure	Average Goal Achievement (%)	Range of Goal Achievement (%)	Average Bonus Payment vs. Target (%)	Range of Bonus Payment vs. Target (%)
Sales (Company level)	99	96 to 102	34	0 to 80
Sales (Group/Division level)	98	95 to 105	55	9 to 100
Earnings (Company level)	98	92 to 101	60	0 to 100
Operating Income (Group/Division level)	98	88 to 118	69	0 to 100
Cash from operations (Company level)	111	102 to 116	100	100 to 100
Qualitative (CEO)	78	50 to 88	78	50 to 88
Qualitative (CFO)	58	20 to 87	58	20 to 87
Qualitative (Other NEOs)	74	50 to 97	74	50 to 97

The qualitative goals reflected in this table were subjectively evaluated. “Bonus Payment vs. Target” indicates bonus payments earned as a percentage of payment opportunity. Quality and compliance goals are not included because these goals were first introduced as an element of NEO bonus plan goals in 2008.

We believe the goals that are established, both Company-wide and for our business Groups, are difficult to achieve. In prior years, we consistently outperformed our competitors on the key growth measures.

2009 Bonus Plans

The 2009 annual bonus objectives, weightings and goals for each NEO, other than the overachievement factor discussed on page 14, are shown in the tables on pages 16 to 18. The following information is relevant to an understanding of those tables:

•

Threshold is the performance required before any bonus begins accruing. Results at or below the threshold level result in a zero bonus payment for that performance measure. For example, Mr. MacMillan and Mr. Hartman earned no bonus on earnings per share, even though the Company’s earnings per share grew 4.2%, because that result was below the 10.2% earnings per share growth threshold. Results for all quantitative measures are prorated between threshold and target. Meeting the target goal results in the payment of 100% of bonus opportunity for the particular measure.

•

The tables express the goals for quantitative performance measures as a percentage change from 2008 actual results in order to show the degree of improvement required, relative to the prior year, to achieve bonus plan payment levels.

•	For performance measures that are qualitative in nature, the determination of performance requires subjective evaluations rather than quantifiable calculations of achievement to goal. These subjective performance evaluations are made by Mr. MacMillan, in the case of each of the other NEOs, and by the independent directors in the case of Mr. MacMillan, after consideration is given to how the individual or business area has performed. We consider the threshold payment for qualitative measures to be zero percent.

•

Bonus plan goals are based upon the Company’s financial results as reported in conformance with U.S. Generally Accepted Accounting Principles but may be adjusted at the Committee’s discretion to take into account the effect of any of the following: changes in accounting standards that may be required by the Financial Accounting Standards Board (“FASB”) after the performance goal is established; realized investment gains and losses; currency fluctuations; acquisitions; divestitures; litigation gains or losses; financing activities; expenses for restructuring or productivity initiatives; other non-operating items; new laws, cases or regulatory developments that result in unanticipated items of gain, loss, income or expense; and other items as the Committee determines to be appropriate so that the operating results of the Company or one of its divisions are calculated on a comparative basis from year to year.

•

“Cash from operations” is an internal performance measure that adjusts net cash provided by operating activities as reported in our Consolidated Financial Statements for the effect of purchases and sales of property, plant and equipment and the excess income tax benefit from the exercise of stock options.

•	All bonus plan measures have an individual maximum of 100% of target payment opportunity.

•	The Board and Compensation Committee may apply discretion in making final bonus determinations.

Mr. MacMillan — Chairman, President and Chief Executive Officer

	2009 Threshold			2009 Target
Measure	Goal	Goal as Percentage Change Over 2008 Actual	Potential Payment as Percentage of Total Target Bonus (%)	Goal	Goal as Percentage Change Over 2008 Actual	Potential Payment as Percentage of Total Target Bonus (%)
Earnings per share	$3.12	10.2%	0	$3.22	13.8%	40
Cash from operations	$956.2 mil.	(10.0%)	0	$1.125 bil.	5.8%	15
Sales	$6.963 bil.	4.0%	0	$7.106 bil.	5.8%	10
Leadership Development (1)	—	—	0	—	—	10
Quality objective (2)	—	—	0	—	—	25

			0%			100%

(1)	Based on a qualitative assessment by the independent directors of leadership team development and achievement of key non-financial goals.

(2)	Qualitative assessments of achieving substantial compliance with the Company’s quality systems improvement plan and making meaningful progress on FDA re-inspections and future inspections.

Mr. Hartman — Vice President and Chief Financial Officer

	2009 Threshold			2009 Target
Measure	Goal	Goal as Percentage Change Over 2008 Actual	Potential Payment as Percentage of Total Target Bonus (%)	Goal	Goal as Percentage Change Over 2008 Actual	Potential Payment as Percentage of Total Target Bonus (%)
Earnings per share	$3.12	10.2%	0	$3.22	13.8%	40
Cash from operations	$956.2 mil.	(10.0%)	0	$1.125 bil.	5.8%	15
Sales	$6.963 bil.	4.0%	0	$7.106 bil.	5.8%	10
Compliance goal(1)	—	—	0	—	—	25
Cost savings(2)	—	—	0	—	—	10

			0%			100%

(1)	Qualitative assessments of ensuring full adherence with Corporate compliance policies and standard operating procedures throughout the Company.

(2)	Realize $20 million in cost savings in 2009.

Mr. Mogul — Group President, Orthopaedics

	2009 Threshold		2009 Target
Measure(1)	Goal as Percentage Change Over 2008 Actual	Potential Payment as Percentage of Total Target Bonus (%)	Goal as Percentage Change Over 2008 Actual	Potential Payment as Percentage of Total Target Bonus (%)
Operating income	15.0%	0	27.8%	50
Sales	8.8%	0	14.5%	25
Quality/Compliance goal(2)	—	0	—	25

		0%		100%

(1)	Goals are specific to the Orthopaedics Division reporting to Mr. Mogul.

(2)	Qualitative assessment of progress in quality programs as demonstrated by third-party compliance audits and the results of FDA re-inspections at two facilities.

Mr. Fox-Smith — Group President, International

	2009 Threshold		2009 Target
Measure(1)	Goal as Percentage Change Over 2008 Actual	Potential Payment as Percentage of Total Target Bonus (%)	Goal as Percentage Change Over 2008 Actual	Potential Payment as Percentage of Total Target Bonus (%)
Operating income	(6.9%)	0	3.5%	50
Sales	(6.5%)	0	(1.6%)	25
Quality/Compliance goal(2)	—	0	—	25

		0%		100%

(1)	Goals are specific to the International Group reporting to Mr. Fox-Smith.

(2)	Qualitative assessment of ensuring full adherence with Corporate compliance policies and standard operating procedures throughout the International divisions.

Mr. Scannell — Group President, MedSurg and Spine

	2009 Threshold		2009 Target
Measure(1)	Goal as Percentage Change Over 2008 Actual	Potential Payment as Percentage of Total Target Bonus (%)	Goal as Percentage Change Over 2008 Actual	Potential Payment as Percentage of Total Target Bonus (%)
Operating income	29.1%	0	43.5%	50
Secure New Growth Platform(2)	—	0	—	15
Group Sales Growth outside U.S.	0%	0	12.5%	10
Quality/Compliance goal(3)	—	0	—	25

		0%		100%

(1)

Goals are specific to the Spine and Endoscopy Group reporting to Mr. Scannell. Effective September 1, 2009 Mr. Scannell also assumed responsibility for our Instruments and Medical divisions, but his 2009 bonus plan goals were not changed.

(2)	Qualitative assessment of efforts to identify and secure a new growth platform for Stryker.

(3)

Qualitative assessment of achieving compliance with quality systems requirements as assessed by Stryker Corporate office Regulatory and Quality function, including all corrective actions identified in 2008 third-party audit report.

Long-term Incentive Compensation:    Stryker’s long-term incentive awards have historically been nonqualified stock options, the ultimate value of which is dependent on increases in our stock price. In 2009, in addition to stock options, the Compensation Committee awarded an aggregate of 99,000 restricted stock units to nine members of senior management, including awards of 15,000 restricted stock units to each of Mr. Hartman, Mr. Mogul, Mr. Fox-Smith, and Mr. Scannell. These awards were made in order to create retention incentives among this key senior management team. This action was taken in light of the severely deteriorated retention value of prior years’ stock option awards as a result of the decline in the Company’s stock price in late 2008 and early 2009, in large part attributable to factors external to the Company. Each restricted stock unit represents a contingent right to receive one share of Common Stock of the Company. Settlement of the restricted stock units is made in shares of the Company’s Common Stock upon vesting, which occurred or will occur generally as to 16.67% of the underlying shares on February 10, 2010, 33.33% of the underlying shares on February 10, 2011, and the remaining 50% of the underlying shares on February 10, 2012. Under the terms of the awards of restricted stock units, vesting will be accelerated in the event of termination of employment by reason of disability or death but will otherwise cease upon termination of employment or a significant decrease of the recipient’s role and/or responsibilities with the Company. The restricted stock units do not include dividend equivalent rights. Our 2010 equity awards expanded the use of restricted stock units to other key employees.

Stock options and restricted stock units are granted to provide employees with a personal financial interest in Stryker’s long-term success, encourage retention through vesting provisions and enable us to compete for the services of employees in an extremely competitive market and industry. Objectives of the long-term incentive portion of our compensation package include:

•	Aligning the personal and financial interests of management and other employees with shareholder interests;

•	Balancing short-term decision-making with a focus on improving shareholder value over the long-term; and

•	Providing a means to attract, reward and retain a skilled management team.

Our awards of nonqualified stock options have ten-year terms and typically vest 20% of the underlying shares per year over five years from the grant date, with exercise prices equal to the closing price on the day before the grant date. Our plans prohibit repricing options without shareholder approval and do not include a “reload” feature, which means the recipient is only able to exercise the option for the number of shares in the original stock option grant.

Management makes recommendations to the Compensation Committee about the stock option award and restricted stock units award levels and terms. The awards of stock options and restricted stock units for NEOs other than Mr. MacMillan were approved by the Compensation Committee after receiving recommendations from Mr. MacMillan. A number of factors are considered in determining the stock option and restricted stock units award levels for the NEOs, but the final award is ultimately a subjective decision. While the Compensation Committee did not apply specific performance measures or weightings to determine the individual NEO award of stock options and restricted stock units in 2009, factors considered included the level of responsibility and position within the Company, demonstrated performance over time, value to our future success, the level of retention value from prior awards, Company or Group performance in recent years and comparisons among positions internally. We also considered, in the aggregate for the Company, share availability under our equity plans, the financial expense of stock awards and potential shareholder dilution. We monitor overhang (a measure of potential earnings dilution from stock awards) as well as run rate (the rate at which stock options and restricted stock units are being awarded from our equity plans) as additional inputs to our stock award decisions.

Mr. MacMillan received no stock option grant in 2008 or 2007 in light of the special 1,000,000 share stock option grant made to him in 2006. The Board of Directors indicated at the time of the 2006 grant that it would be in lieu of other stock-based awards that might otherwise be made to Mr. MacMillan until February 7, 2011. As a result of the decline in the Company’s stock price in late 2008, due in large part to factors external to the Company, the directors concluded that the retention value of the 2006 award had been substantially diminished and that a stock option grant was appropriate in the circumstances. Mr. MacMillan was granted a stock option to purchase 150,000 shares of the Company’s Common Stock at an exercise price of $42.00 per share in February 2009. The option has a ten-year term, vests as to 30,000 of the underlying shares on each of the first five anniversaries of the grant date and is subject to the other terms and conditions generally applicable to options granted to other officers and key employees. See “2010 Compensation Decisions” on page 22 with regard to an option to purchase 120,000 shares granted to Mr. MacMillan on February 23, 2010.

The table below shows the stock option grants and restricted stock units awarded to each NEO in 2009.

Name	Number of Options (#)	Number of Restricted Stock Units (#)	Compensation Cost Recognized for 2009 Awards ($)(1)
Stephen P. MacMillan	150,000	0	348,287
Curt R. Hartman	85,000	15,000	376,961
Michael P. Mogul	92,500	15,000	394,376
Andrew G. Fox-Smith	92,500	15,000	394,376
Timothy J. Scannell	85,000	15,000	376,961

(1)

Represents grant date fair value of awards calculated in accordance with the Compensation — Stock Compensation Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”) on stock awards made in 2009. We calculated the stock option values throughout this Proxy Statement using the Black-Scholes option pricing model based on the assumptions discussed in the narrative following the “2009 Grants of Plan-Based Awards” table on page 26. Restricted stock units are valued using the closing market price of our Common Stock on the day prior to grant.

Retirement Plans:    We offer a defined contribution 401(k) plan — the Stryker Corporation 401(k) Savings and Retirement Plan (“401(k) Plan”) — that is available to all eligible U.S. employees, as well as a nonqualified supplemental defined contribution plan — the Stryker Corporation Supplemental Savings and Retirement Plan (“Supplemental Plan”) — in which certain employees, including the NEOs other than Mr. Fox-Smith, may participate. The purpose of these Plans is to assist our employees and executives with retirement income savings and increase the attractiveness of employment at Stryker. The Supplemental Plan is designed to provide a consistent level of benefit as a percentage of current compensation by restoring benefits that would otherwise be limited due to the covered compensation limits under the tax-qualified 401(k) Plan. The amounts of the Company’s matching contribution to the accounts of each NEO are determined by the NEO’s plan eligible compensation and individual contribution rate. The Company has historically made a discretionary contribution in March of each year equal to 7% of the prior year’s eligible compensation for all employees eligible under the plans, including the NEOs. The amounts contributed under the Supplemental Plan for 2009 on behalf of each NEO and his account balance under the Supplemental Plan, along with a description of the plans, are provided in the “2009 Nonqualified Deferred Compensation” table and narrative following the table (see page 29).

Mr. Fox-Smith does not participate in the 401(k) and Supplemental Plans because he is not an eligible U.S. employee. The Company makes contributions on behalf of Mr. Fox-Smith to the government pension program — the Provident Fund — in Hong Kong as mandated by law, as well as discretionary Company contributions to the Provident Fund. Contributions to the Provident Fund are also made for other Hong Kong-based employees on a similar basis. We have defined benefit programs for some employees in certain international locations; however, no NEO participates in any defined benefit plan sponsored by Stryker.

Health and Welfare Benefits Plans:    We provide benefits, such as medical, prescription, dental, vision, life insurance and disability coverage, to each NEO under the same benefits plans that we offer to all our eligible U.S.-based employees or, in the case of Mr. Fox-Smith, to our Hong Kong-based employees. The benefits plans are part of our overall total compensation offering and provide appropriate healthcare coverage and security for our employees and their families at costs affordable to the Company. The Company does not pay for any form of post-retirement healthcare benefits for any employee.

Perquisites:    We provide perquisites and personal benefits based on considerations unique to each NEO position. We believe our practices regarding perquisites are conservative. In 2009, we paid country club fees for Mr. MacMillan at the Kalamazoo Country Club. In 2009, Mr. Mogul received a tax equalization payment and had imputed income on the value of tax preparation services paid for by the Company. The tax equalization payment was triggered by a 2008 stock option exercise and relates to non-U.S. trailing tax liabilities stemming from his expatriate assignment in prior years. These tax equalization and tax preparation support services are provided to keep expatriates whole for taxes and related expenses incurred as a result of international assignments. Mr. Mogul’s treatment is similar to that provided by the Company to all other U.S. expatriate employees. In addition, we have determined under IRS and SEC disclosure rules that a personal benefit should be attributed to Mr. Mogul for certain meeting expenses and associated tax gross-ups associated with attending and presenting at an Orthopaedics division sales force meeting in 2009. We provided Mr. Fox-Smith a Company-leased automobile, including tolls, parking and fuel, business and social club memberships, certain basic housing, utilities and tax allowances, equalization education allowances for his children, payment of the travel expenses associated with home leave and payment of personal income tax liabilities incurred as a result of several of these perquisites and benefits. We also provided Mr. Fox-Smith with supplemental life insurance coverage for which we pay the premiums. The benefits and perquisites provided to Mr. Fox-Smith are in accordance with our understanding of customary practice for executive level expatriates in the Hong Kong market. The values of the above perquisites and other personal benefits are included to the extent required in the “All Other Compensation” column of the “Summary Compensation Table” (see page 24) for 2009.

Impact of Decisions Regarding One Compensation Element on Decisions About Other Compensation Elements

Our practice is to review each NEO’s compensation elements individually and monitor the total of the various elements. We consider each element and the total against our compensation objectives. Decisions related to one compensation element (e.g., bonus payment earned) generally do not materially affect decisions regarding any other element (e.g., stock option grants) because the objectives of each element differ. For example, we intend bonus payments to reward short-term performance for achievement of annual bonus plan goals, while we make decisions related to stock option grants and the award of restricted stock units to align recipients with the Company’s long-term performance and enhance our retention hold on recipients.

Our 401(k) and Supplemental Plans are funded on an annual basis and do not result in potential future liabilities to the Company. Decisions about these plans do not impact decisions related to salary or bonus decisions for our NEOs and vice versa. Decisions about other compensation elements are not specifically factored into decisions related to severance arrangements and termination agreements.

Positions at higher levels at Stryker generally have a greater emphasis on variable pay elements of bonus and equity awards, although no specific formula, schedule or structure is currently applied in establishing the percentage of total compensation delivered through any compensation element.

Management’s Role in Determining Executive Compensation

The Compensation Committee makes all final decisions regarding NEO compensation, with the exception of Mr. MacMillan, whose compensation is subject to final approval by the independent members of the Board of Directors. Mr. MacMillan’s role as Chairman, President and Chief Executive Officer in determining executive compensation is to make recommendations on compensation decisions for those other than himself after reviewing information provided by our Vice President, Human Resources and other members of that department. Management’s role in determining executive and non-employee director compensation includes:

•

Developing, summarizing and presenting information and analyses to enable the Compensation Committee to execute its responsibilities, as well as addressing specific requests for information from the Committee;

•	Attending the Compensation Committee’s meetings as requested in order to provide information, respond to questions and otherwise assist the Committee;

•	Developing individual NEO bonus plans for consideration by the Compensation Committee and reporting to the Committee regarding achievement against the bonus plans; and

•	Preparing stock awards recommendations for the Committee’s approval.

Executive and Non-Employee Director Stock Ownership Guidelines

Encouraging long-term ownership of Stryker stock among our management and directors is an important aspect of our executive compensation policies and practices. This reflects our conviction that all senior executives and non-employee directors should have meaningful share ownership positions in the Company in order to reinforce the alignment of the interests of management and our shareholders. Stryker has a stock ownership guideline policy in place for all non-employee directors and corporate officers, including the NEOs, and operating division presidents and vice presidents. The Compensation Committee periodically reviews the guideline requirements to ensure they continue to be appropriate. The guidelines were modified by the Board of Directors on December 1, 2009 to include restricted stock units outstanding, counted on the basis of the estimated settled shares to be received net of taxes. The Compensation Committee receives an annual update from management on the progress toward the ownership goals. The guidelines include a requirement that 25% of the net shares from option exercises not be sold until the participant exceeds the applicable ownership guideline. Executives and non-employee directors in compliance with the ownership guidelines may generally exercise and sell shares, once vested, as long as they continue to meet the ownership guidelines. The provisions of Mr. MacMillan’s 2006 stock option grant require that at least 5,000 options be exercised within a year of each of the first eight anniversaries of the grant, or any portion of the 5,000 options that has not been exercised will expire. Any of the minimum 5,000 shares that are acquired, net of any shares withheld for payment of income taxes, must be held as long as he is President and Chief Executive Officer. Mr. MacMillan exercised the minimum 5,000 options that became available in 2007, forfeited 5,000 options that became available in 2008 because the market price was below the exercise price and exercised the minimum 5,000 options that became available in 2009. He must also continue to hold for at least one year at least 25% of any shares he acquires upon exercise of the 2006 stock option grant in excess of the annual 5,000 share minimum.

Our stock ownership requirements are:

Position	Market Value of Stock Owned	Expected Time Period to Comply
Non-Employee Directors	5 times annual retainer	5 years
President and Chief Executive Officer	5 times salary	3 years
Corporate Officers	3 times salary	5 years

For stock ownership guideline calculation purposes, stock owned includes shares owned outright, including 401(k) Plan shares, as well as restricted stock units awarded using an estimate of the net number of shares to be received after taxes, but does not include stock options. As of the Company’s last annual measurement date of September 30, 2009, all of our non-employee directors and all of the NEOs other than Mr. MacMillan were at or above the applicable stock ownership guideline requirement. At September 30, 2008, Mr. MacMillan met the guidelines and had not decreased his share ownership, but fell below the guidelines as of September 30, 2009 as a result of the 13% drop in the share price between the two measurement dates. On January 22, 2010, Mr. MacMillan exercised an option to purchase 5,000 shares and, as a result, now meets the guidelines.

Our NEOs are prohibited from hedging any economic risk that may be associated with their ownership in Stryker stock. Our Insider Trading Policy prohibits the use of derivative securities (e.g., put or call options) or short sales or “selling short against the box” (short selling securities that a person already owns).

Employment Agreements and Severance Policy

We generally do not provide employment agreements, with the exception of unique circumstances or if such agreements are customary in foreign countries. The compensation elements for Mr. Fox-Smith as an expatriate are set forth in memorandum agreements with him. These compensation elements are summarized on page 31, as well as throughout the Executive Compensation section of this Proxy Statement. Under the terms of his employment, Mr. Fox-Smith is generally entitled to six months notice of termination and continued payment of remuneration and contractual benefits during that period.

As previously reported, Mr. Bergy ceased to be the Company’s Vice President and Chief Financial Officer on March 31, 2009. On December 2, 2008, the Compensation Committee approved an Executive Management Agreement with Mr. Bergy pursuant to which he continues to serve as Advisor to the Company’s Vice President and Chief Financial Officer through March 31, 2011 and receives a salary of $450,000 in such capacity.

Mr. Bergy participates in benefits under the Company’s health, disability and life insurance programs as well as the 401(k) Plan and Supplemental Plan but is not eligible to receive any bonus or additional stock awards.

We have no other severance agreements in place with any current NEOs. In the United States, we maintain a discretionary severance policy for all eligible employees, which could potentially include the NEOs, that generally provides for two weeks of salary for each year of service up to a maximum payment of one year’s salary for eligible employees. Our discretionary severance policy permits us to modify the payment amount, including increasing the amount, if circumstances warrant. In addition, we may elect to pay severance to NEOs outside the terms of the policy. In prior years, certain former NEOs with long and successful careers with us expressed their desire to remain employed in roles with meaningful, yet reduced, responsibilities. These requests were considered and agreed to and in each instance the employee’s compensation was reduced when the change in role occurred. We may choose to approve similar work arrangements with other NEOs in the future or make other arrangements.

Company Tax and Accounting Issues

In general, consideration is given to the tax and accounting treatment of our compensation plans at the time of developing the plans, when making changes to plans, in light of any regulatory changes or when making specific compensation decisions related to individual elements. The considered accounting treatments include any that may apply to amounts awarded or paid to our NEOs. The tax considerations include Sections 162(m) and 409A of the Internal Revenue Code (the “Code”).

Deductibility of Executive Compensation:    In evaluating the compensation programs covering our NEOs and making decisions related to payments, the Compensation Committee considers the potential impact on the Company of Section 162(m) of the Code. Section 162(m) eliminates the deductibility of compensation over $1 million paid to NEOs, excluding “performance-based compensation” meeting certain requirements. The Compensation Committee generally intends to maximize deductibility of compensation under Section 162(m) of the Code to the extent consistent with our overall compensation program objectives, while also maintaining maximum flexibility in the design of our compensation programs and in making appropriate payments to executives. Accordingly, the Compensation Committee may choose to authorize compensation that does not meet the requirements of Section 162(m) if it determines such payments are appropriate, and it has done so in the case of Mr. MacMillan.

Our individual NEO bonus plans, as summarized on pages 14 to 18, are operated within the structure of the Executive Bonus Plan, which was approved by our shareholders in 2007 and is designed to meet the requirements of Section 162(m) of the Code. Our stock option grants, which are granted pursuant to our shareholder approved equity compensation plans, are also designed to meet the requirements of Section 162(m) so as to preserve our deduction for compensation resulting from NEO stock option exercises.

Share-Based Compensation:    We account for compensation expense from our stock awards in accordance with the Compensation — Stock Compensation Topic of the FASB Codification that requires companies to measure the cost of employee stock awards based on the grant-date fair value and recognize that cost over the period during which a recipient is required to provide services in exchange for the stock awards, typically the vesting period. We consider the Company’s compensation expense when determining and making stock awards.

2010 Compensation Decisions

A summary of the 2010 compensation decisions for our 2009 NEOs, which will be more fully discussed in the Proxy Statement for our 2011 Annual Meeting, is as follows:

•

Mr. MacMillan’s salary and target bonus opportunity for 2010 will remain at $1,200,000 and $1,200,000, respectively, per his request, which was approved by the Compensation Committee and independent directors. On February 23, 2010, at the same time that grants of stock awards were made by the Compensation Committee to a number of officers and other key employees, the independent directors approved a grant to Mr. MacMillan of a stock option to purchase 120,000 shares of the Company’s Common Stock at an exercise price of $53.09 per share (the closing price as reported by the NYSE Composite Transactions on February 22, 2010). The grant was made primarily to recognize the Company’s performance in a highly challenging business environment, particularly relative to our key orthopaedic industry competitors. The option has a ten-year term, vests as to 24,000 of the underlying shares on each of the first five anniversaries of the date of grant and is subject to the other terms and conditions generally applicable to options granted to other officers and key employees.

•

Mr. Hartman’s salary and target bonus opportunity for 2010 were increased to $430,000 and $265,000, respectively. On February 23, 2010, a stock option to purchase 68,670 of the underlying shares of Common Stock at an exercise price of $53.09 per share was granted to Mr. Hartman.

•

Mr. Mogul’s salary and target bonus opportunity for 2010 were increased to $490,000 and $421,500, respectively. On February 23, 2010, a stock option to purchase 74,725 of the underlying shares of Common Stock at an exercise price of $53.09 per share was granted to Mr. Mogul.

•

Mr. Fox-Smith’s salary and target bonus opportunity for 2010 were increased to $432,500 and $310,000, respectively. On February 23, 2010, a stock option to purchase 74,725 of the underlying shares of Common Stock at an exercise price of $53.09 per share was granted to Mr. Fox-Smith.

•

Mr. Scannell’s salary and target bonus opportunity for 2010 were increased to $435,000 and $265,000, respectively. On February 23, 2010, a stock option to purchase 68,670 of the underlying shares of Common Stock at an exercise price of $53.09 per share was granted to Mr. Scannell.

The Company modified the design of its annual bonus plans for NEOs in 2010, with the primary change being increasing the overachievement factor to 50% of target opportunity from 20% in prior years and changing the performance measure from sales growth to earnings per share growth. The maximum bonus opportunity of 150% of target opportunity is more consistent with our understanding of market practices and this change has been under consideration by the Compensation Committee for several years. The maximum payment opportunity increase is effective for NEO bonus plans as well as the bonus plans of all bonus eligible employees globally.

The 2010 stock option grants to our NEOs other than Mr. MacMillan were awarded for the reasons discussed under “Executive Compensation Philosophy” on page 11.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, on the basis of such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Howard L. Lance, Chair

Howard E. Cox, Jr.

Ronda E. Stryker

Members of the Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes all compensation awarded to, earned by or paid to the Company’s NEOs during each of the last three fiscal years or such shorter period that they were a NEO. The additional tables that follow the Summary Compensation Table are intended to be supporting presentations to the Summary Compensation Table. Most compensation elements in the supporting tables are aggregated and included in the Summary Compensation Table. You should refer to the section entitled “Compensation Discussion and Analysis” beginning on page 9 to help you understand the compensation practices and programs resulting in the compensation elements in these tables. A narrative description of the material factors necessary to understand the information in the Summary Compensation Table is provided following the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Stephen P. MacMillan	2009	1,200,000	0	0	1,963,500	540,000	208,494	3,911,994
Chairman, President and	2008	1,200,000	0	0	0	617,280	300,779	2,118,059
Chief Executive Officer	2007	950,000	0	0	0	1,098,300	233,109	2,281,409
Curt R. Hartman	2009	410,000	9,212	607,500	1,112,650	114,038	59,767	2,313,167
Vice President and Chief Financial Officer	2008	360,667	0	0	875,160	131,984	63,172	1,430,983
Michael P. Mogul	2009	446,733	31,600	607,500	1,210,825	277,634	112,958	2,687,251
Group President, Orthopaedics
Andrew G. Fox-Smith	2009	412,261	9,720	607,500	1,210,825	147,409	379,340	2,767,055
Group President, International(1)	2008	400,394	0	0	1,093,950	125,500	361,138	1,980,982
Timothy J. Scannell	2009	415,000	0	607,500	1,112,650	124,710	65,599	2,325,459
Group President, MedSurg & Spine
Dean H. Bergy	2009	450,000	0	0	0	0	66,153	516,153
Advisor to the Vice	2008	450,000	0	0	1,050,192	149,344	96,344	1,745,880
President and Chief Financial Officer(2)	2007	400,000	0	0	1,204,500	356,422	94,465	2,055,387

(1)	USD amounts in this Proxy Statement with respect to Mr. Fox-Smith have been calculated using an exchange rate of one USD equaling 7.7516 HKD, the average of the 2009 monthly average exchange rates.

(2)	Mr. Bergy was Vice President and Chief Financial Officer from January 1 to March 31, 2009.

Salary.    The Salary column represents the base salary paid to the NEO during the reported year. This column includes the portion of salary payments deferred into our 401(k) and Supplemental Plans.

Bonus.    There were no discretionary cash payments to any NEO in 2007 or 2008. The discretionary payment to Mr. Hartman for 2009 acknowledges his efforts on initiatives to streamline and improve the efficiency of the Company’s IT functions. The discretionary payment to Mr. Mogul in 2009 was made in recognition of the Orthopaedics businesses delivering full operating income for the year in a difficult environment. The discretionary payment to Mr. Fox-Smith for 2009 recognized the strength of the year-end results among our International businesses. Payments under our NEO bonus plans are reflected in the Non-Equity Incentive Plan Compensation column and discussed below under that heading.

Stock Awards.    The Stock Awards column represents the aggregate grant date fair value of the 2009 award of restricted stock units calculated in accordance with the Compensation — Stock Compensation Topic of the FASB Codification.

Option Awards.    The Option Awards column represents the aggregate grant date fair value of the 2009 stock option awards calculated in accordance with the Compensation — Stock Compensation Topic of the FASB Codification. Stock Compensation values are derived using the Black-Scholes option pricing model assumptions that are discussed in the narrative following the “2009 Grants of Plan-Based Awards” table on page 26.

Non-Equity Incentive Plan Compensation.    The Non-Equity Incentive Plan Compensation column reflects the bonus plan payment earned by the NEOs during the reported year and paid in February of the following year. This column also includes any portion of the bonus plan payments that each NEO deferred into the 401(k) and Supplemental Plans.

All Other Compensation.    The All Other Compensation column includes the following items for 2009:

•

Stryker 401(k) Plan and Supplemental Plan matching contributions and discretionary contributions made in March 2010 pertaining to the 2009 Plan year, in amounts of $199,901, $59,618, $72,284, $65,505 and $65,928 for Mr. MacMillan, Mr. Hartman, Mr. Mogul, Mr. Scannell and Mr. Bergy, respectively;

•	All perquisites and personal benefits received by each NEO even though the amounts for any NEO could have been excluded under the SEC disclosure rules if the total was less than $10,000;

•

Perquisites and personal benefits included for Mr. Mogul, excluding tax gross-up payments on several of the perquisites (see discussion below), consist of a tax equalization payment ($15,881) on a 2008 stock option exercise which relates to the non-U.S. trailing tax liabilities stemming from his prior expatriate assignment, imputed income on the value of tax preparation services related to the previous item, a personal benefit attributed to certain meeting expenses associated with attending and presenting at an Orthopaedics division sales force meeting in 2009 and a holiday gift from the Company with a taxable value under $100;

•

In Mr. Fox-Smith’s case, the perquisites and personal benefits included in All Other Compensation consist of supplemental life and disability insurance premiums ($3,130), Company-leased automobile ($37,512) plus tolls, parking and fuel, business and social club memberships, certain basic housing allowances — rent, fees, and utilities ($228,567), medical insurance coverage, equalization of reasonable education allowances for his children, payment of the travel expenses associated with home leave, and payments to the Hong Kong government pension programs ($37,860) and a holiday gift from the Company with a taxable value under $100, but do not include tax gross-up payments on several of the perquisites (see discussion below); and

•	Tax gross-up payments associated with perquisites and personal benefits received by Mr. Mogul and Mr. Fox-Smith totaling $14,699 and $2,403, respectively.

The Compensation Committee has directed that the Company prospectively avoid the use of tax gross-ups on benefits for NEOs except in isolated cases where particular circumstances warrant. We plan to discontinue tax gross-ups to NEOs in 2010 with the exception of certain expatriate assignment expenses.

Primary Compensation Elements.    The following table indicates the percentages of our three primary compensation elements of salary, actual bonus and stock awards, consisting of restricted stock units as well as stock options, in relation to the total of such elements for each NEO for 2009:

		Variable, Performance or Stock-based Pay
Name	Salary (%)	Bonus Plan Payment (%)	Restricted Stock Units Grant-Date Value (%)(1)	Stock Option Grant- Date Value using Black-Scholes (%)(1)
Stephen P. MacMillan	32	15	0	53
Curt R. Hartman	18	6	27	49
Michael P. Mogul	17	12	24	47
Andrew G. Fox-Smith	17	7	25	51
Timothy J. Scannell	18	6	27	49
Dean H. Bergy	100	0	0	0

(1)

Uses aggregate grant date fair value in accordance with the Compensation — Stock Compensation Topic of the FASB Codification for 2009 stock option grants and the award of restricted stock units. See “2009 Grants of Plan-Based Awards” below for the Black-Scholes model assumptions.

2009 Grants of Plan-Based Awards

The table below sets forth additional information regarding the range of annual bonus plan payout potential for 2009 and the stock option and restricted stock units granted to the NEOs in 2009 that are disclosed in the Summary Compensation Table.

					All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant-Date Fair Value of Stock and Option Awards ($)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Stephen P. MacMillan	2-10-09	168,000	1,200,000	1,440,000	0	150,000	$42.00	$41.33	1,963,500
Curt R. Hartman	2-10-09	35,000	250,000	300,000	15,000	85,000	$42.00	$41.33	1,720,150
Michael P. Mogul	2-10-09	75,000	400,000	480,000	15,000	92,500	$42.00	$41.33	1,818,325
Andrew G. Fox-Smith	2-10-09	56,250	300,000	360,000	15,000	92,500	$42.00	$41.33	1,818,325
Timothy J. Scannell	2-10-09	46,875	250,000	300,000	15,000	85,000	$42.00	$41.33	1,720,150
Dean H. Bergy	N/A	0	0	0	0	0	—	—	0

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.    Amounts in these columns represent the possible range (threshold to target to maximum) of cash payments possible under the 2009 bonus plans for the NEOs. Bonus payments are zero if performance is below threshold. The “Summary Compensation Table,” on page 24 shows the actual non-equity incentive plan payments received for 2009.

All Other Stock Awards: Number of Shares of Stock or Units, All Other Option Awards: Number of Securities Underlying Options, Exercise or Base Price of Option Awards and Closing Market Price on the Date of Grant.    The award of restricted stock units and stock option grants are shown in number of shares. The exercise or base price of all option awards is the closing market price of Stryker Common Stock on the day before the grant date in accordance with the terms of our equity-based incentive plans.

Grant Date Fair Value of Stock and Option Awards.    This column represents the aggregate grant date fair value of each stock option and restricted stock unit granted in 2009, calculated in accordance with the provisions of the Compensation — Stock Compensation Topic of the FASB Codification, and does not allocate the expense to each vesting period. Stock option awards have a 10-year term and generally become exercisable as to 20% of the underlying shares on each of the first five anniversary dates of the date of grant. Awards of restricted stock units vest as to one-sixth of the underlying units on the first anniversary of the award date, one-third on the second anniversary and one-half on the third anniversary.

The stock option values throughout this Proxy Statement, unless otherwise noted, have been calculated using the Black-Scholes option pricing model and the assumptions by year, as per the following table:

Black-Scholes Model Assumptions(1)	2009	2008	2007
Risk-free interest rate	2.54%	3.18%	4.81%
Expected dividend yield	0.70%	0.49%	0.45%
Expected stock price volatility	27.7%	22.7%	24.2%
Expected option life	6.8 years	6.7 years	6.7 years

(1)

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Expected stock price volatility is based on historical volatility of the Company’s stock. The expected option life, representing the period of time that options are expected to be outstanding, is based on historical option exercise and employee termination data.

Outstanding Equity Awards at 2009 Fiscal Year-End

This table sets forth information as to unexercised options and unvested restricted stock units held by the NEOs at December 31, 2009:

		Option Awards (1)
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Awards (2)
						Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)
Stephen P. MacMillan	10-14-03	200,000	0	38.83	10-13-13	—	—
	3-05-04	100,000	0	45.21	3-04-14	—	—
	4-22-05	120,000	30,000	48.27	4-21-15	—	—
	2-07-06	290,000	700,000	46.85	2-06-16	—	—
	2-10-09	0	150,000	42.00	2-09-19	—	—
Curt R. Hartman	9-20-01	10,000	0	23.30	9-19-11	—	—
	4-29-02	40,000	0	26.40	4-28-12	—	—
	10-14-03	48,000	0	38.83	10-13-13	—	—
	3-05-04	42,000	0	45.21	3-04-14	—	—
	4-22-05	35,200	8,800	48.27	4-21-15	—	—
	2-07-06	30,000	20,000	46.85	2-06-16	—	—
	2-14-07	18,000	27,000	62.65	2-13-17	—	—
	2-12-08	8,800	35,200	67.80	2-11-18	—	—
	2-10-09	0	85,000	42.00	2-09-19	15,000	755,550
Michael P. Mogul	4-14-00	60,000	0	16.21	4-13-10	—	—
	9-20-01	40,000	0	23.30	9-19-11	—	—
	4-29-02	40,000	0	26.40	4-28-12	—	—
	10-14-03	30,000	0	38.83	10-13-13	—	—
	3-05-04	28,000	0	45.21	3-04-14	—	—
	4-22-05	36,000	9,000	48.27	4-21-15	—	—
	2-07-06	30,000	20,000	46.85	2-06-16	—	—
	2-14-07	20,000	30,000	62.65	2-13-17	—	—
	2-12-08	11,450	45,800	67.80	2-11-18	—	—
	2-10-09	0	92,500	42.00	2-09-19	15,000	755,550
Andrew G. Fox-Smith	4-29-02	40,000	0	26.40	4-28-12	—	—
	10-14-03	40,000	0	38.83	10-13-13	—	—
	3-05-04	36,000	0	45.21	3-04-14	—	—
	4-22-05	32,000	8,000	48.27	4-21-15	—	—
	2-07-06	28,800	19,200	46.85	2-06-16	—	—
	2-14-07	17,600	26,400	62.65	2-13-17	—	—
	2-12-08	11,000	44,000	67.80	2-11-18	—	—
	2-10-09	0	92,500	42.00	2-09-19	15,000	755,550
Timothy J. Scannell	10-14-03	40,000	0	38.83	10-13-13	—	—
	3-05-04	36,000	0	45.21	3-04-14	—	—
	4-22-05	32,000	8,000	48.27	4-21-15	—	—
	2-07-06	30,000	20,000	46.85	2-06-16	—	—
	2-14-07	18,800	28,200	62.65	2-13-17	—	—
	2-12-08	9,680	38,720	67.80	2-11-18	—	—
	2-10-09	0	85,000	42.00	2-09-19	15,000	755,550

		Option Awards (1)
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Awards (2)
						Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)
Dean H. Bergy	3-05-04	14,000	0	45.21	3-04-14	—	—
	4-22-05	40,000	10,000	48.27	4-21-15	—	—
	2-07-06	33,000	22,000	46.85	2-06-16	—	—
	2-14-07	11,000	44,000	62.65	2-13-17	—	—
	2-12-08	10,560	42,240	67.80	2-11-18	—	—

(1)

All vesting schedules for past stock option awards are 20% of the shares on each of the first five anniversary dates of the date of grant, except for Mr. MacMillan’s 2006 grant, which vests and becomes exercisable in eight equal annual installments of 100,000 of the underlying shares beginning on February 7, 2007, with the balance vesting on February 7, 2015.

(2)	The vesting schedule for the 2009 award of restricted stock units is 16.67%, 33.33% and 50% of the underlying shares at the end of years one, two and three, respectively.

2009 Option Exercises and Stock Vested

The table below includes information related to options exercised by each of the NEOs. The table also includes the value realized for such options.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Stephen P. MacMillan	—	—
Curt R. Hartman	—	—
Michael P. Mogul	—	—
Andrew G. Fox-Smith	—	—
Timothy J. Scannell	—	—
Dean H. Bergy	169,000	3,151,270

(1)	Represents the difference between the market price of the underlying shares at exercise and the exercise price of the option that was established at the time of grant.

Equity Plans and Equity-Based Compensation Award Granting Policy

We maintain two equity-based long-term incentive plans that shareholders have previously approved — the 1998 Stock Option Plan and the 2006 Long-Term Incentive Plan that, in addition to stock options, provides for the use of restricted stock and other types of stock and unit awards.

We have adopted a granting policy covering all equity awards, both off-cycle (including hire-on) and ongoing annual grants. Under the policy, equity awards are granted by the Compensation Committee and, for awards to the Chairman, President and Chief Executive Officer, are submitted for approval to the independent directors of the Board. Non-employee director grants are made by the full Board. The Compensation Committee has delegated to the Chairman, President and Chief Executive Officer the authority to make “off-cycle grants” in situations where we are seeking to attract a senior level hire, recognize an employee for significant achievements or in other special circumstances. In 2009, in addition to new hires, we made off-cycle grants in three instances of employee retention concerns. Annual limits for off-cycle grants are defined both per individual employee (10,000 stock options and 5,000 restricted shares) and in the aggregate (300,000 stock options and 150,000 restricted shares).

The fair market value of Stryker stock used to establish the exercise price of all options will be the closing sales price as reported on the NYSE Composite Transactions for the last market trading day prior to the grant date. Each annual grant and off-cycle grant of equity-based compensation will be awarded on a pre-determined date as follows:

•

The annual grant of equity-based compensation awards will be made on the date of the February meeting of the Board of Directors. Any change in the annual grant date must be made with the prior approval of the Board;

•

Off-cycle awards may be granted by the Chairman, President and Chief Executive Officer, pursuant to delegated authority from the Compensation Committee, on the first business day of May, August or November following the date of hire or the determination that an award is warranted in a special circumstance. Off-cycle awards will be reported to the Compensation Committee and the Board of Directors at their next regular meetings; and

•

No equity grant will be backdated and the timing of the public release of material information or the grant of any equity award will not be established with the intent of unduly benefiting a grantee under an equity award.

Where permissible by law, we require U.S. employees who receive stock awards, including Mr. MacMillan, Mr. Hartman, Mr. Mogul, Mr. Scannell and Mr. Bergy, to sign a version of the Company’s confidentiality, non-competition and non-solicitation agreement. Effective for stock awards made during and after 2006, we have included clawback provisions in the terms and conditions of our stock awards that are applicable in the event of a violation of the non-compete agreement that each of our NEOs has agreed to. In February 2009, the employment terms with Mr. Fox-Smith were amended to include a six-month notice period during which similar confidentiality, non-competition and non-solicitation provisions would apply. In addition, as part of his 2009 stock option grant, Mr. Fox-Smith signed a similar version of the Company’s confidentiality, non-competition and non-solicitation agreement.

Pension Benefits

None of our NEOs participates in any defined benefit plan sponsored by the Company. We make contributions to a governmental pension arrangement in Hong Kong on behalf of Mr. Fox-Smith. In 2009, this contribution was $37,860. We included this amount in the “All Other Compensation” column of the “Summary Compensation Table” on page 24, although we are not required by SEC rules to do so because the arrangement is comparable to benefits available to our other Hong Kong-based employees.

2009 Nonqualified Deferred Compensation

We provide a nonqualified supplemental defined contribution plan, the Stryker Corporation Supplemental Plan, in which select U.S.-based executives may participate, and a qualified defined contribution plan, the Stryker Corporation 401(k) Plan that is available to all eligible U.S. employees. This table shows information about NEO participation in our Supplemental Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Stephen P. MacMillan	192,092	174,501	716,697	0	2,110,760
Curt R. Hartman	66,117	34,218	215,616	0	719,322
Michael P. Mogul	82,069	46,884	62,604	0	840,594
Timothy J. Scannell	43,050	40,105	186,285	0	655,099
Dean H. Bergy	367,770	40,528	403,937	0	1,724,434

(1)	These amounts, contributed in March 2010 but earned for 2009, are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 24.

(2)

Aggregate balance consists of employee and Company contributions and investment earnings on amounts over many years. The 2009 year-end balance includes registrant contributions made in March 2010 that were earned in 2009. The following amounts of the reported aggregate balance were compensation for 2008 or

2007 and are included in the “All Other Compensation” column for those years for the NEOs other than Mr. Hartman, Mr. Mogul and Mr. Scannell, whose compensation prior to 2009, or 2008 in the case of Mr. Hartman, is not required to be disclosed:

Name	Registrant Contributions in 2008 ($)	Registrant Contributions in 2007 ($)
Stephen P. MacMillan	288,963	177,525
Curt R. Hartman	31,989	—
Dean H. Bergy	64,856	54,820

Under the 401(k) Plan, we match fifty cents per dollar of the first 8% of compensation contributed by the employee up to the Internal Revenue Code limits ($16,500 annual deferral and $245,000 compensation in 2009). The Supplemental Plan provides benefits comparable to the 401(k) Plan after Internal Revenue Code limits have been reached. Participants may contribute up to 75% of total plan eligible compensation (salary and bonus for the NEOs) under the Supplemental and 401(k) Plans.

In addition to the Company match, subject to Board approval, a discretionary Company contribution may be made to the Supplemental and 401(k) Plans each year. In 2009, the Board approved a discretionary contribution of 7% of Plan eligible compensation for all employees eligible under the Plans, including Mr. MacMillan, Mr. Hartman, Mr. Mogul, Mr. Scannell and Mr. Bergy, which was paid in March of 2010.

Matching and discretionary contributions to our Supplemental and 401(k) Plans vest based on the total service years of the participant, as follows: 20% with two years of service; 40% with three; 60% with four; and 100% with five years of service.

Earnings on all amounts in the Supplemental Plan are based on the returns of the investment choices made by the individual. The selected funds and individual allocation may be changed by the participant at any time. NEOs’ investment alternatives in the Supplemental Plan are identical to the investment alternatives of all eligible employees under the 401(k) Plan, except that the Supplemental Plan does not allow investment in the Stryker Stock Fund (our matching contribution under the 401(k) Plan on the first 4% of compensation is invested in the Stryker Stock Fund) or life-cycle funds. The investment alternatives are regularly reviewed and periodically change. As of December 31, 2009, participants could choose among several different investment types, including domestic and international equity, fixed income, short-term investment and balanced fund investments. No guaranteed interest rates or returns are provided on investments in the Supplemental or 401(k) Plans.

Benefits from the Supplemental Plan may be paid as a lump sum or in installments, or a combination thereof, based on the individual’s payment election made at least a year prior to any termination, subject to the provisions of the Plan. Supplemental Plan benefits payable to NEOs for amounts subject to Internal Revenue Code Section 409A (generally amounts that were earned and vested after 2004) will not be paid earlier than six months from termination of employment if termination was for any reason other than death. In the case of death, payments will be made within 60 days if the participant elected the lump sum payment alternative.

Potential Payments Upon Termination

Potential Severance Payments to NEOs Upon Termination:    Severance payments under the Company’s discretionary severance policy for U.S.-based employees may cover Mr. MacMillan, Mr. Hartman, Mr. Mogul and Mr. Scannell. If the Company elected in light of the circumstances of termination to make full payments under the discretionary severance policy (generally two weeks of salary for each year of service up to a maximum of one year’s salary), the estimated value of severance payments that would be made to Mr. MacMillan, Mr. Hartman, Mr. Mogul and Mr. Scannell, assuming a December 31, 2009 termination date, would be:

Name	Estimated Severance Payment ($)(1)(2)
Stephen P. MacMillan	300,000
Curt R. Hartman	324,583
Michael P. Mogul	387,500
Timothy J. Scannell	328,542

(1)

Assumes 2009 salary rates and full years of service as of December 31, 2009 of 6, 19, 20 and 19 years for Mr. MacMillan, Mr. Hartman, Mr. Mogul and Mr. Scannell, respectively. Future amounts paid at the time of an actual severance would vary from the figures in this table based on factors including termination date, termination event and circumstances, years of service, compensation rates at the time and various other factors and assumptions.

(2)

Values do not include payments or benefits that are available to all U.S. employees upon termination, such as payment of accrued salary and vacation pay, the ability to purchase COBRA coverage to continue participation in our healthcare benefits plans for a period of time, distributions from the 401(k) and Supplemental Plans (see “2009 Nonqualified Deferred Compensation” on page 29) and the ability to exercise any vested and unexercised stock options within 30 days of termination.

See the discussion of the Executive Management Agreement entered into with Mr. Bergy under “Compensation Discussion and Analysis — Employment Agreements and Severance Policy” on page 21 regarding future compensation to be paid to him in his role as Advisor to the Vice President and Chief Financial Officer.

Mr. MacMillan, Mr. Hartman, Mr. Mogul and Mr. Scannell have agreed to Stryker’s confidentiality, non-competition and non-solicitation agreement. These agreements provide for potential monthly payments that compensate the individual for not competing in circumstances following termination if the individual is unable to be re-employed without competing, demonstrates efforts to find work that does not violate the non-compete provisions, meets certain other requirements, and Stryker does not elect to waive enforcement of the non-competition provisions of the agreement. The non-competition provisions of the agreement are effective for 12 months following termination of employment and if Stryker is required to make payments, the agreement requires monthly payment of 1/12th the total salary and incentive bonus (exclusive of benefits, stock options or awards, and any indirect or deferred compensation) paid in the 12 months preceding termination of employment, less any compensation the individual has received or has the right to receive from Stryker or any other source during the 12 months following termination, including severance payments. The Company could be required to pay Mr. MacMillan, Mr. Hartman, Mr. Mogul and Mr. Scannell amounts totaling $1,440,000, $208,667, $386,734, and $211,168, respectively, if we elected to enforce the non-compete provisions and they satisfied the other requirements. The amounts set forth for them have been reduced for the “Estimated Severance Payment” amounts in the table above and assume 2009 salary and bonus levels, a December 31, 2009 termination date and no reduction in payment due to other sources of compensation, including amounts received as a result of employment by a non-competitor. Actual future amounts to be paid would vary from the figures above based on factors including termination date, termination event and circumstances, years of service, compensation rates at the time, the Company’s decision whether to enforce the non-compete, compensation paid by future employers and other factors and assumptions. As discussed above, in February 2009, the employment terms with Mr. Fox-Smith were amended to include a six-month notice period during which similar confidentiality, non-competition and non-solicitation provisions would apply. As part of these revised employment terms, Mr. Fox-Smith would be entitled to six months’ written notice of termination of employment, during which time the Company would be required to pay Mr. Fox-Smith amounts estimated at $392,000 based on his current salary and other remuneration elements. In addition, as part of his 2009 stock option grant, Mr. Fox-Smith signed a similar version of the Company’s confidentiality, non-competition and non-solicitation agreement. Mr. Fox-Smith’s agreement contains provisions similar to the provisions applicable to Mr. MacMillan, Mr. Hartman, Mr. Mogul and Mr. Scannell that provide for potential monthly payments that would compensate Mr. Fox-Smith for not competing in circumstances following termination if he is unable to be re-employed without competing, demonstrates efforts to find work that does not violate the non-compete provisions and meets certain other requirements. Because the employment terms of Mr. Fox-Smith include a six-month notice provision, the terms of Mr. Fox-Smith’s non-compete agreement are effective for six months following termination. The Company could be required to pay Mr. Fox-Smith $210,000 if Stryker elected to enforce the non-compete provisions and Mr. Fox-Smith satisfied the other requirements.

Stock options granted since February 7, 2006 and awards of restricted stock units, which were first granted in 2009, have the following treatment at various terminating events:

Reason for Employment Termination:	Vested Shares Exercisable:	Unvested Options or Units Are:
Death or Disability	For one year from termination	100% vested and options remain exercisable for one year
Retirement(1)	Until original expiration date	Options are 100% vested and exercisable until original expiration date. Unvested restricted stock units are forfeited upon retirement.
Other Reasons	For 30 days from termination	Forfeited(2)

(1)

Retirement is defined for purposes of our stock plans as termination at or after age 65, or age 60 if the individual has been employed by us for at least 10 years. As of December 31, 2009, none of the NEOs met the age and service requirements for retirement as defined in the stock plans.

(2)

The estimated value of unvested options or restricted stock units that could potentially be forfeited by each NEO if terminated as of December 31, 2009 are the same as the values shown in the table in the following section “Potential Payments Upon Certain Corporate Transactions.”

The timing of payment of certain amounts, for example the Supplemental Plan payments, is structured to comply with Internal Revenue Code Section 409A, which generally requires payments (other than grandfathered payments) to our NEOs to be made no earlier than six months following termination.

The Company does not pay for any form of post-retirement healthcare benefits for our NEOs or any other employee.

Potential Payments Upon Certain Corporate Transactions:    Our 1998 Stock Option Plan does not specifically provide for acceleration of vesting in the event of a change-in-control, although the Board could decide to do so. The 2006 Long-Term Incentive Plan expressly permits the Compensation Committee at its sole discretion to accelerate vesting and take other actions on awards that it deems appropriate following a change-in-control.

As of December 31, 2009, each NEO held the number of unvested stock options as well as unvested restricted stock units set forth opposite his name below that, at the discretion of the Board of Directors, could be vested upon the occurrence of a significant corporate transaction such as a merger or other business combination.

Name	Number of Shares Underlying Unvested Options (#)	Unrealized Value of Unvested Options ($)	Number of Shares Underlying Unvested Units (#)	Unrealized Value of Unvested Units ($)
Stephen P. MacMillan	880,000	3,782,500	0	0
Curt R. Hartman	176,000	800,330	15,000	755,550
Michael P. Mogul	197,300	863,525	15,000	755,550
Andrew G. Fox-Smith	190,100	858,609	15,000	755,550
Timothy J. Scannell	179,920	798,650	15,000	755,550
Dean H. Bergy	107,240	98,440	0	0

COMPENSATION OF DIRECTORS

Director Compensation

This table sets forth information regarding compensation paid during 2009 to directors who were not employees. Mr. MacMillan, who is an employee, does not receive any separate compensation as a director. His compensation is fully reflected in the Summary Compensation Table and, as appropriate, in the other tables included under “Executive Compensation” beginning on page 24.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)		All Other Compensation ($)(3)	Total ($)
John W. Brown	125,000	161,989		0	286,989
Howard E. Cox, Jr.	125,000	161,989		0	286,989
Srikant M. Datar, Ph.D.	58,000	175,556	(4)	0	233,556
Donald M. Engelman, Ph.D.	115,000	161,989		30,420	307,409
Louise L. Francesconi	125,000	161,989		0	286,989
Howard L. Lance	87,000	168,575	(5)	0	255,575
William U. Parfet	125,000	161,989		0	286,989
Ronda E. Stryker	115,000	161,989		0	276,989

(1)	Dr. Datar was elected a director on July 29, 2009 and Mr. Lance was elected a director on April 29, 2009. The annual fees for Dr. Datar and Mr. Lance were prorated for their partial years of service.

(2)

The Option Awards column represents the aggregate grant date fair value of awards calculated in accordance with the Compensation — Stock Compensation Topic of the FASB Codification for 2009 for stock option grants made in 2009. Stock Compensation values are derived (except as provided in notes (4) and (5) below) using the Black-Scholes option pricing model assumptions that are discussed in the narrative following the “2009 Grants of Plan-Based Awards” table on page 26.

(3)	Consulting fees paid to Dr. Engelman at the rate of $4,500 per day for services rendered in 2009.

(4)

Dr. Datar’s grant was made upon joining the Board on July 29, 2009. The Black-Scholes assumptions associated with this grant are expected option life of 6.8 years, expected dividend yield of 0.70%, expected stock price volatility of 28.8% and a risk-free interest rate of 3.25%.

(5)

Mr. Lance’s grant was effective on his election to the Board on April 29, 2009. The Black-Scholes assumptions associated with this grant are expected option life of 6.8 years, expected dividend yield of 0.70%, expected stock price volatility of 29.1% and a risk-free interest rate of 2.55%.

The following table sets forth the number of unexercised stock options held by each non-employee director as of December 31, 2009:

Name	Option Awards Outstanding at December 31, 2009 (#)
John W. Brown	193,975
Howard E. Cox, Jr.	101,975
Srikant M. Datar, Ph.D.	13,330
Donald M. Engelman, Ph.D.	101,975
Louise L. Francesconi	35,975
Howard L. Lance	13,750
William U. Parfet	39,375
Ronda E. Stryker	101,975

Directors who are not employees received a fixed annual fee of $115,000 in 2009 and an additional $10,000 if they were a Committee chair. Mr. Brown, who served as non-executive Chairman of the Board until his retirement from the Board effective December 31, 2009, received a fixed annual fee of $125,000 in 2009. The 2010 annual director fees remain the same as the 2009 fees. Dr. Engelman continues to serve as a consultant at the daily rate of $4,500 in 2010.

During 2009, we granted each outside director an option to purchase 12,375 shares (or 13,330 and 13,750, respectively, in the case of Dr. Datar and Mr. Lance upon their election) of Common Stock, with an exercise price equal to the closing price on the day before the grant date. On February 23, 2010, each outside director was granted an option to purchase 9,995 shares, with an exercise price of $53.09, equal to the prior day’s closing price. Options to non-employee directors become exercisable at 20% of the underlying shares per year over five years. Non-employee directors are subject to our stock ownership guidelines of five times annual retainer within five years of joining the Board. See “Compensation Discussion and Analysis — Executive and Non-Employee Director Stock Ownership Guidelines” on page 21.

AUDIT COMMITTEE REPORT

We constitute the Audit Committee of the Board of Directors of Stryker Corporation. We serve in an oversight capacity and are not intended to be part of Stryker’s operational or managerial decision-making process. Management is responsible for the preparation, integrity and fair presentation of information in the Consolidated Financial Statements, the financial reporting process and internal control over financial reporting. Stryker’s independent registered public accounting firm is responsible for performing independent audits of the Consolidated Financial Statements and an audit of the Company’s internal control over financial reporting as of December 31, 2009. We monitor and oversee these processes. We also approve the selection and appointment of Stryker’s independent registered public accounting firm and recommend the ratification of such selection and appointment to the Board.

In this context, we met and held discussions with management and Ernst & Young LLP throughout the year and reported the results of our activities to the Board of Directors. We specifically did the following:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with Stryker’s management;

•

Discussed with Ernst & Young LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received the written disclosures and the letter from Ernst & Young LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by:

William U. Parfet, Chair

Srikant M. Datar, Ph.D.

Louise L. Francesconi

Members of the Audit Committee

PROPOSAL 1 — ELECTION OF DIRECTORS

Eight directors are to be elected to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. All of the nominees listed below are currently members of our Board of Directors. The nominees have consented to serve if elected, and we have no reason to believe that any of them will be unable to serve. If any nominee becomes unavailable for any reason, proxies will be voted for the alternate candidate, if any, chosen by the Board or the number of directors constituting the full Board will be reduced to eliminate the vacancy.

The proxies will vote for the election of each of the nominees unless you indicate that your vote should be withheld for any or all of them. The Board of Directors recommends that shareholders vote FOR all nominees. Directors are elected by a plurality of the votes cast. Votes withheld from a nominee will not count against his or her election. However, in an election such as this where the only nominees are those recommended by the Board, any director who receives a greater number of votes withheld than votes for will be required to tender his or her resignation under the majority voting policy adopted by the Board as part of the Corporate Governance Guidelines. The Governance and Nominating Committee will promptly consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it. The Board will act on the Governance and Nominating Committee’s recommendation no later than 90 days thereafter. The Company will promptly publicly disclose the Board’s decision whether to accept the resignation and, if applicable, the reasons for rejecting the tendered resignation in a Form 8-K filed with the SEC. If one or more resignations are accepted by the Board, the Governance and Nominating Committee will recommend to the Board whether to fill the vacancy or vacancies or to reduce the size of the Board.

The nominees for election as directors were approved by the Board following the recommendation of our Governance and Nominating Committee. Set forth below is certain biographical information regarding each of the nominees and a discussion of the particular experience, qualifications, attributes or skills that led the Governance and Nominating Committee and the Board to conclude that such person should serve as a director at this time.

Name, Age, Principal Occupation And Other Information	Director Since
HOWARD E. COX, JR., age 66	1974

Partner of Greylock and its affiliated venture capital partnerships since 1971. He is also a member of the Harvard Medical School Board of Fellows and of the Investment Committees of the Dana Farber Cancer Institute, Partners Healthcare System, Inc. and the Boston Museum of Fine Arts.

Mr. Cox has a broad and deep level of experience as a board member, having served on over 30 boards of directors, including many that were public companies and a number of which were in the healthcare industry. His extensive experience in the venture capital business has given him valuable insight in assessing overall business risks, particularly related to acquisitions. Having served on the Stryker Board for over 35 years, he brings a valuable historical context to our Board.

SRIKANT M. DATAR, Ph.D., age 56	2009

Senior Associate Dean and Director of Research at the Graduate School of Business Administration of Harvard University since 1996. Prior to 1996, he was Professor, Accounting and Management, since 1989 at Stanford University. He is also a director of Novartis AG, a multinational pharmaceutical and consumer health products company, ICF International, Inc. a management, technology and policy consulting firm and KPIT Cummins Infosystems Ltd. (India), a global IT consulting and product engineering partner company.

Dr. Datar has an extensive background in accounting and finance and a variety of other business areas, including organization design and performance measurement. His strong accounting and finance background and his experience as chair of the Audit Committee at Novartis AG and ICF International, Inc. allow him to make significant contributions on our Audit Committee. His service on the boards of companies involved in pharmaceuticals and high tech based both in Europe and India gives him great insights on assessing Stryker’s technology and strategies on expanding our business globally.

Name, Age, Principal Occupation And Other Information	Director Since
DONALD M. ENGELMAN, Ph.D., age 69	1989

Eugene Higgins Professor of Molecular Biophysics and Biochemistry, Yale University, since 1979, with assignment to Yale College, the Graduate School and the Medical School. He is also a trustee of Reed College and a member of the National Academy of Science since 1997.

Dr. Engelman’s extensive background and experience in scientific research in biophysics and biochemistry has been extremely useful in assessing the Company’s research and development efforts as well as assessing various medical technologies involved in potential acquisitions. He also brings a keen sense of critical thinking to various aspects of the Company’s strategic and business processes.

LOUISE L. FRANCESCONI, age 56	2006

Former Vice President of Raytheon Company and former President of Raytheon Missile Systems, which she led from 1996 to July 2008. She is also Chairman of the Tucson Medical Center Healthcare Board of Trustees and a director of Unisource Energy Corporation, a utility that delivers natural gas and electric service, and Global Solar Energy, Inc., a producer of solar cells.

Ms. Francesconi has an extensive background in the defense industry, including running the $6 billion missile business at Raytheon for 12 years. That, as well as her prior experience in various leadership roles in operations and finance functions at other major businesses for over 20 years, enable her to bring a wealth of insight into the complex operational, financial and governance issues facing the Company. Her role as Chairman of the Tucson Medical Center Board also has provided useful insights from the perspective of a healthcare provider.

HOWARD L. LANCE, age 54	2009

Chairman, President and Chief Executive Officer of Harris Corporation, an international communications and information technology company, since 2003. He is also a director of Eastman Chemical Company, a worldwide manufacturer of chemicals, fibers and plastics, and was a director at Harris Stratex Networks Inc., a provider of wireless transmission systems and network management software (2007 to 2009).

As the CEO of Harris Corporation, Mr. Lance brings a wealth of management experience and business understanding to the Board. Running a public company gives Mr. Lance front-line exposure to the issues that public companies currently face, particularly on the operational, financial and corporate governance fronts. His prior experiences in executive leadership roles at both NCR Corporation and Emerson Electric Co., including living and running businesses outside the U.S., bring additional useful perspectives to our Board discussions.

STEPHEN P. MACMILLAN, age 46	2005

Mr. MacMillan was named Chairman of the Board in January 2010 and has served as President and Chief Executive Officer of the Company since January 2005; and President and Chief Operating Officer of the Company from June 2003 through December 2004. Prior to joining Stryker in June 2003, he was Sector Vice President, Global Specialty Operations of Pharmacia Corporation from December 1999, and held various positions at Johnson & Johnson since 1989. He is also a director of Texas Instruments, a provider of semiconductor technologies.

Mr. MacMillan’s background in both consumer products and pharmaceutical industries brings strong insights in the demands of the evolving healthcare industry. Since joining the Company in 2003, Mr. MacMillan has utilized his prior experience and skills to continue to drive global growth, innovation, general business processes and organization building. He is the sole member of management on our Board and provides the necessary link to the day-to-day operations. His role as a director at Texas Instruments has also allowed him to provide additional insights to the Board regarding assessment of technologies and operations in a very cost competitive environment.

Name, Age, Principal Occupation And Other Information	Director Since
WILLIAM U. PARFET, age 63	1993

Chairman and Chief Executive Officer of MPI Research, Inc., a drug safety and pharmaceutical development company, since 1999. He is also a director of Monsanto Company, a provider of agricultural products that improve farm productivity, and Taubman Centers, Inc., a real estate development company. He was also a director at PAREXEL Company, a provider of agriculture products (2001 to 2007) and CMS Energy Corporation, a provider of electricity and natural gas (1991-2005).

Mr. Parfet has had a long and successful career as a finance and accounting executive, including service as a trustee of the Financial Accounting Foundation, the group that oversees the Financial Accounting Standards Board (FASB). That experience has been valuable in his role as Chairman of the Audit Committee and its financial expert. He also has a deep background in the pharmaceutical industry, including a 30-year career with the Upjohn Company (now recognized as Pfizer) as both an executive and member of the Board of Directors. That experience has been extremely useful in assessing the Company’s research and development efforts. He has extensive experience in executive leadership roles, in serving as a director on the boards of a number of public companies and a 16-year tenure on the Stryker Board, giving him a deep understanding of the role of the Board of Directors and positioning him well to serve as our lead independent director.

RONDA E. STRYKER, age 55	1984

Granddaughter of the founder of the Company and daughter of a former President of the Company. She is also Vice Chair and a director of Greenleaf Trust, a bank, a trustee of Spelman College, and of Kalamazoo College and Vice Chairperson of the Kalamazoo Community Foundation.

Ms. Stryker brings a strong interest in advocating the benefits of diversity and various matters regarding social responsibility. As the Company’s largest shareholder and a member of the founding family, she brings a strong shareholder perspective, unlike that of any other member of our Board, making her a valuable component of a well-rounded Board.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for 2010, subject to approval of the scope of the audit engagement and the estimated audit fees, which will be presented to the Committee at its July meeting. While not required, we are submitting the appointment to the shareholders as a matter of good corporate practice to obtain their views. The affirmative vote of a majority of the votes cast at the annual meeting on the proposal is required for ratification. The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Ernst & Young LLP as our Company’s independent registered public accounting firm for 2010. If the appointment is not ratified, it will be considered as a recommendation that the Audit Committee consider the appointment of a different firm to serve as independent registered public accounting firm for the year 2009. Even if the appointment is ratified, the Audit Committee may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Stryker and its shareholders.

Relationship with Ernst & Young LLP

Ernst & Young LLP has acted in this capacity for many years. Ernst & Young LLP has advised us that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants. We expect representatives of Ernst & Young LLP to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The fees billed by Ernst & Young LLP with respect to the years ended December 31, 2009 and 2008 were as follows:

	2009 ($)	2008 ($)
Audit Fees	5,559,000	5,144,000
Audit-Related Fees	167,000	182,000
Tax Fees	1,030,000	1,172,000

Audit Fees include amounts billed for the annual audit of our annual Consolidated Financial Statements, the audit of internal control over financial reporting, the review of the Consolidated Financial Statements included in the Forms 10-Q filed by us during each year, the completion of statutory audits required in certain foreign jurisdictions and consultations concerning accounting matters associated with the annual audit. Audit-Related Fees include amounts billed for audits of our employee benefit plans and general accounting consultations and services that are unrelated to the annual audit. Tax Fees include fees for tax compliance services and consultation on other tax matters. We expect that Ernst & Young LLP will provide similar non-audit services during the year 2010. In connection with its review and evaluation of non-audit services, the Audit Committee is required to and does consider and conclude that the provision of the non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

Under its charter, the Audit Committee must pre-approve all audit and non-audit services performed by Ernst & Young LLP other than non-audit services that satisfy a de minimis exception provided by applicable law. In the event we wish to engage Ernst & Young LLP to perform non-audit services, management prepares a summary of the proposed engagement, detailing the nature of the engagement, the reasons why Ernst & Young LLP is the preferred provider of the services and the estimated duration and cost of the engagement. At the Audit Committee’s December meeting, certain recurring non-audit services and the proposed fees are reviewed and evaluated. At subsequent meetings, the Audit Committee receives updates regarding the services actually provided and management may present additional services for approval. The Audit Committee has delegated to the Chair or, in his absence, any other member the authority to evaluate and approve projects and related fees if circumstances require approval between meetings of the Committee. Any such approval is reported to the full Committee at its next meeting.

ADDITIONAL INFORMATION

Shareholder Proposals for the 2011 Annual Meeting

Under the rules of the SEC, if you would like to submit a proposal for inclusion in the proxy materials for our 2011 annual meeting, the proposal must be received by our Vice President and Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002 on or prior to November 19, 2010. The inclusion of any proposal in the proxy statement and form of proxy for such meeting will be subject to applicable SEC rules.

Under our By-Laws, which are available in the Corporate Governance area of the Investor section of our web site at www.stryker.com/investors/bylaws or may be obtained by written request to our Vice President and Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, certain procedures are provided that shareholders must follow to nominate a person for election as a director at an annual meeting or to bring an item of business before an annual meeting. These procedures require that notice of an intention to nominate a person for director and/or to bring an item of business before our 2011 annual meeting must be received in writing by our Vice President and Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002 no earlier than December 28, 2010, and no later than January 27, 2011. The notice must contain certain information about the shareholder making the proposal, including a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in the notice or bring the item of business before the meeting, and about the nominee and/or the item of business and, in the case of a nomination, must be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish us with copies of the reports. Specific due dates for these reports have been established and we are required to report in this Proxy Statement any failure by directors, officers and 10% holders to file such reports on a timely basis. Based on our review of such reports and written representations from our directors, officers and 10% holders, we believe that all such filing requirements were met with respect to 2009.

Other Action

At this time, we do not know of any matter to be brought before the meeting other than those referred to above. If any additional matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their judgment on any such matter.

Expenses of Solicitation

The cost of solicitation of proxies for the annual meeting is being paid by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone or other means of communication. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding the proxy material to the beneficial owners of the stock held in street name by such persons.

By Order of the Board of Directors

Thomas R. Winkel

Vice President and Secretary

March 19, 2010

Printed with soy ink on recycled paper

Please recycle where possible

STRYKER CORPORATION C/O AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC OPERATIONS CENTER 6201 15TH AVENUE BROOKLYN, NY 11219	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 26, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 26, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Stryker Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M21413-P89733 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote
FOR each of these nominees.
1. Election of Directors:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nominees:
(1) Howard E. Cox, Jr.	(5) Howard L. Lance
(2) Srikant M. Datar	(6) Stephen P. MacMillan
(3) Donald M. Engelman	(7) William U. Parfet	0	0	0
(4) Louise L. Francesconi	(8) Ronda E. Stryker

	For	Against	Abstain
The Board of Directors recommends a vote FOR Proposal 2.
2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.	0	0	0

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each of the nominees and FOR Proposal 2.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signed as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to: Stryker Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, New York, 11717, so the shares will be represented at the Shareholders Meeting. If you vote by telephone or Internet, do not mail this proxy card.

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholders Meeting:

The Notice and Proxy Statement, our 2009 Annual Report on Form 10-K and 2009 Annual Review and a link to the means to vote by Internet are available at www.proxymaterials.stryker.com.

ÀPlease fold and detach card at perforation before mailing. À
M21414-P89733

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 27, 2010

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 19, 2010, hereby appoints LOUISE L. FRANCESCONI and RONDA E. STRYKER, and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote all shares of Common Stock of Stryker Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 27, 2010, or at any adjournment thereof, as set forth on the reverse side hereof and, in their discretion, to vote upon such other matters as may properly come before the Annual Meeting.

PLEASE MARK, SIGN, AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

STRYKER CORPORATION C/O COMPUTERSHARE INVESTOR SERVICES P.O. BOX 43078 PROVIDENCE, RI 02940-3078	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 26, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 26, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Stryker Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M21415-P89733 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote
FOR each of these nominees.
1. Election of Directors:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nominees:
(1) Howard E. Cox, Jr.	(5) Howard L. Lance
(2) Srikant M. Datar	(6) Stephen P. MacMillan
(3) Donald M. Engelman	(7) William U. Parfet	0	0	0
(4) Louise L. Francesconi	(8) Ronda E. Stryker

	For	Against	Abstain
The Board of Directors recommends a vote FOR Proposal 2.
2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.	0	0	0

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each of the nominees and FOR Proposal 2.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signed as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to: Computershare, c/o Broadridge, 51 Mercedes Way, Edgewood, New York, 11717, so the shares will be represented at the Shareholders Meeting. If you vote by telephone or Internet, do not mail this proxy card.

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholders Meeting:

The Notice and Proxy Statement, our 2009 Annual Report on Form 10-K and our 2009 Annual Review and a link to the means to vote by Internet are available at www.proxymaterials.stryker.com.

ÀPlease fold and detach card at perforation before mailing. À
M21416-P89733

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 27, 2010

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 19, 2010, hereby appoints LOUISE L. FRANCESCONI and RONDA E. STRYKER, and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote all shares of Common Stock of Stryker Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 27, 2010, or at any adjournment thereof, as set forth on the reverse side hereof and, in their discretion, to vote upon such other matters as may properly come before the Annual Meeting.

PLEASE MARK, SIGN, AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)